Exhibit 10.12

LOAN NO. 3459568

LOAN AGREEMENT

Dated as of November 16, 2023

Between

EACH OF THE PARTIES SET FORTH ON SCHEDULE I ATTACHED HERETO,
collectively, as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

i

Section 4.10	Not a Foreign Person	42

v

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 16, 2023 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at c/o Capital Markets Servicing Group, 900 West Trade Street, Suite 650, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and EACH OF THE PARTIES SET FORTH ON SCHEDULE I ATTACHED HERETO, each having an address at c/o Stirling Hotels & Resorts, Inc., 14185 Dallas Parkway, Suite 1200, Dallas, Texas 75254 (together with their respective successors and/or assigns, individually and/or collectively, as the context may require, “Borrower”).

RECITALS:

WHEREAS, Borrower desires to obtain the Loan from Lender.

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1          Definitions

       For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

       “Acceptable Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

       “Act” shall mean Chapter 18 of Title 6 of the Delaware Code, as amended from time to time, and any successor statute or statutes.

       “Additional Permitted Transfer” shall mean each of the following:

(a)          Permitted Encumbrances;

(b)          the Contribution Transfer;

(c)          the disposal or transfer of worn out or obsolete Personal Property;

(d)          intentionally omitted; and

(e)          upon not less than thirty (30) days prior written notice to Lender, a pledge of stock, membership interests and/or partnership interests by or in a Parent Entity to an institutional lender of the indirect ownership interests in Borrower, provided that such pledge is pursuant to a corporate credit facility made to such pledgor (or its Affiliate) which secures all or substantially all of the assets of such pledgor (or such Affiliate) and the repayment of the debt which such pledge secures is not tied solely to the cash flow from the Properties.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty-five percent (25%) or more of all equity interests in such Person, and/or (ii) is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any property manager that is, directly or indirectly, in Control of, Controlled by, or under common Control with Borrower, Operating Lessee, Guarantor, any SPE Component Entity, or any Affiliate of any of the foregoing.

“Agreements” shall have the meaning set forth in the Mortgage.

“Allocated Loan Amount” shall mean, for each Individual Property, the amount set forth on Schedule II hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” means, with respect to each Individual Property, five percent (5%) of the original Allocated Loan Amount of such Individual Property.

“Annual Budget” shall mean the operating and capital budget for the applicable fiscal year of Borrower detailing on a monthly basis, consistent with the manner in which Borrower’s operating statements are presented, projected cash flow for such fiscal year and all planned capital expenditures for each Individual Property for such fiscal year, delivered to Lender in accordance with Section 5.11(a)(v) hereof.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower, Guarantor or any subsidiary of Borrower or Guarantor is located or doing business.

“Anti-Money Laundering Laws” means applicable law in any jurisdiction in which Borrower, Guarantor or any subsidiary of Borrower or Guarantor is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Contribution” shall have the meaning set forth in Section 20.12 hereof.

“Approved Bank” shall mean a bank or other financial institution (a) if a Securitization has occurred, (i) with respect to which Lender shall have received a Rating Agency Confirmation, or (ii) the long term unsecured debt obligations of which are rated at least “A” (or its equivalent) by each of the Rating Agencies, or (b) if a Securitization has not occurred, that is reasonably acceptable to Lender.

“Assignment of Management Agreement” shall mean each Assignment and Subordination of Management Agreement and Consent of Manager for such Individual Property or as consolidated for the applicable Properties, as applicable, dated the date hereof but for purposes of the consolidated agreement, dated effective the Contribution Date, among Lender, the applicable Operating Lessees and/or Borrowers and applicable Brand Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bail-In Action” shall have the meaning set forth in Section 20.13 hereof.

“Bail-In Legislation” shall have the meaning set forth in Section 20.13 hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Benefit Amount” shall have the meaning set forth in Section 20.12 hereof.

“Borrower” shall have the meaning set forth in the Preamble.

“Brand Manager” shall mean a management company which is an Affiliate of, and manages a brand owned by, a Qualified Brand.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or Charlotte, North Carolina, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any servicer of the Loan or the financial institution that maintains any collection account for or on behalf of any servicer of the Loan or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, with respect to any period of time, amounts expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash and Cash Equivalents” shall mean all unrestricted or unencumbered (A) cash and (B) any of the following: (x) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States; (y) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof which, at the time of acquisition, has one of the two highest ratings obtainable from any two (2) of Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Lender) and is not listed for possible down-grade in any publication of any of the foregoing rating services; (z) domestic certificates of deposit or domestic time deposits or repurchase agreements issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $1,000,000,000.00, which commercial bank has a rating of at least either AA or such comparable rating from Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively; (aa) any funds deposited or invested by Guarantor in accounts maintained with Lender and which are not held in escrow for, or pledged as security for, any obligations of Guarantor, Borrower and/or any of their affiliates; (bb) money market funds having assets under management in excess of $2,000,000,000.00 and/or (cc) any unrestricted stock, shares, certificates, bonds, debentures, notes or other instrument which constitutes a “security” under the Security Act of 1933 (other than Guarantor, Borrower and/or any of their affiliates) which are freely tradable on any nationally recognized securities exchange and are not otherwise encumbered by Guarantor.

“Cash Management Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement dated as of the date hereof among Borrower, Lender and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Flagstar Bank, N.A. or any successor Eligible Institution approved or appointed by Lender pursuant to the terms of the Cash Management Agreement.

“Cash Sweep Cure Payment” shall mean delivery to Lender of cash amounts (if any) for deposit into the Excess Cash Reserve Account that, together with any Excess Cash Reserve Funds in the Excess Cash Reserve Account to be utilized as part of a Cash Sweep Cure Payment if requested by Borrower, is equal to the amount necessary to cause the Debt Service Coverage Ratio to be greater than or equal to 1.25:1.00 on a trailing twelve (12) month basis, calculated as if the amount of the Cash Sweep Cure Payment had been applied to the reduction of the principal balance of the Loan. The amount of the Cash Sweep Cure Payment shall be held as additional collateral for the Loan and shall only be returned to Borrower upon the earlier of (a) the date Lender determines that the Debt Service Coverage Ratio has been greater than or equal to 1.25:1.00 on a trailing twelve (12) month basis (tested quarterly) for two (2) consecutive calendar quarters without giving any effect to the Cash Sweep Cure Payment, and (b) payment in full of the Debt.

“Cash Sweep Period” shall mean the period commencing upon the earlier to occur of (i) an Event of Default, and (ii) the first day of the calendar month following the month during which Lender notifies Borrower of its determination that the Debt Service Coverage Ratio is less than 1.20:1.00 on a trailing twelve (12) month basis (tested quarterly) (a “Debt Service Coverage Ratio Trigger”), and ending on (a) with respect to clause (i) above, upon the cure of such Event of Default, and (b) with respect to clause (ii), the earlier of (x) Borrower making a Cash Sweep Cure Payment, or (y) the last day of the calendar month during which Lender notifies Borrower of its determination that the Debt Service Coverage Ratio equals or exceeds 1.25:1.00 on a trailing twelve (12) month basis (tested quarterly) for two (2) consecutive calendar quarters. Borrower shall be permitted to make one or more Cash Sweep Cure Payments at any time in order to prevent or cure a Cash Sweep Period resulting from a Debt Service Coverage Ratio Trigger.

“Casualty” shall have the meaning set forth in Section 8.3 hereof.

“CFIUS” shall mean the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall mean (a) the review period under FIRRMA shall have expired and the parties shall have received written confirmation from CFIUS that its review has been concluded and that either the transaction described in Section 4.46 hereof (the “Subject Transaction”) is not a Covered Transaction or there are no unresolved national security concerns; (b) an investigation shall have commenced after such initial review period and CFIUS shall have concluded all deliberative action under FIRRMA without sending a report to the President of the United States (the “President”), and the parties shall have received written confirmation from CFIUS that there are no unresolved national security concerns and all action under FIRRMA is concluded with respect to the Subject Transaction; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (x) the period under FIRRMA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Subject Transaction shall have expired without any such action being threatened, announced or taken, or (y) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Subject Transaction.

“CFIUS Review” shall have the meaning set forth in Section 5.27 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Company” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Consequential Loss” shall have the meaning set forth in Section 2.5(g)(i) hereof.

“Contribution” shall have the meaning set forth in Section 20.12 hereof.

“Contribution Date” shall mean the date on which the Contribution Transfer is consummated.

“Contribution Transfer” shall mean the contribution by Ashford Hospitality Limited Partnership, a Delaware limited partnership, and Ashford TRS Corporation, a Delaware corporation, of one hundred percent (100%) of their collective indirect ownership interests in Borrower and Operating Lessee to Stirling REIT in exchange for one hundred percent (100%) (as of the Contribution Date) of the limited partnership interests in Stirling REIT.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, and Control shall not be deemed absent solely because another Person shall have veto power with respect to major decisions. The terms “Controlled”, “Controlling” and “Controls” shall have correlative meanings.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Controlling Persons” shall have the meaning set forth in Section 17.6 hereof.

“Covered Rating Agency Information” shall have the meaning specified in Section 13.5(f) hereof.

“Covered Transaction” shall have the meaning set forth in the DPA.

“Creditors’ Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, assignment for the benefit of creditors, composition or other relief with respect to its debts or debtors.

“Crossroads” shall mean Crossroads Hospitality Management Company LLC, a Delaware limited liability company, and its Affiliates.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or similar methods.

“DBRS Morningstar” shall mean DBRS, Inc., and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio, as determined by Lender, of (i) Underwritten Net Cash Flow (provided, however, from the Closing Date until May 1, 2025, the Underwritten Net Cash Flow for the Individual Property known as “Residence Inn Hartford Manchester” shall not be less than $1,116,800.00) to (ii) the aggregate amount of Debt Service which would be due and payable for the applicable period; provided, however, if payments of principal are not due for such period, Debt Service shall be calculated using a payment constant based on the Interest Rate and an amortization period of thirty (30) years.

“Debt Service Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.

“Defeasance Collateral” shall have the meaning set forth in Section 2.8(a)(v)(B) hereof.

“Defeasance Release Date” shall have the meaning set forth in Section 2.8(a)(ii) hereof.

“Defeasance Security Agreement” shall have the meaning set forth in Section 2.8(a)(v)(A) hereof.

“Defeased Note” shall have the meaning set forth in Section 2.8(a)(iv) hereof.

“Defeased Property” shall have the meaning set forth in Section 2.8(a) hereof.

“Disclosure Document” shall have the meaning set forth in Section 13.5(a) hereof.

“DPA” shall mean the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), H. R. 5515-538 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, any of the foregoing implemented by and/or otherwise relating to CFIUS), as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“EEA Financial Institution” shall have the meaning set forth in Section 20.13 hereof.

“EEA Member Country” shall have the meaning set forth in Section 20.13 hereof.

“EEA Resolution Authority” shall have the meaning set forth in Section 20.13 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, (A) complies with the definition of Eligible Institution, (B) in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), and (C) has a combined capital surplus of at least $50,000,000 and is subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (i) prior to a Securitization, Bank of America, N.A., (ii) a depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short term unsecured debt obligations, commercial paper or other short term deposits of which are rated at least “A-1” by S&P, “P-1” by Moody’s, “F-1” by Fitch (to the extent rated by Fitch) and “R-1 (middle)” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for thirty (30) days or less, and (b) the long term unsecured debt obligations or deposits of which are rated at least “A” by S&P, “A2” by Moody’s, “A” by Fitch (to the extent rated by Fitch) and “A” by DBRS Morningstar (to the extent rated by DBRS Morningstar), in the case of accounts in which funds are held for more than thirty (30) days; provided that after a Securitization only the foregoing ratings requirements of each Rating Agency rating such Securitization shall apply, or (iii) an institution for which a Rating Agency Confirmation has been obtained.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Report” shall mean, with respect to each Individual Property, those certain reports listed on Schedule IV attached hereto and made a part hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“EU Bail-In Legislation Schedule” shall have the meaning set forth in Section 20.13 hereof.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Excess Cash” shall have the meaning set forth in Section 10.1(f)(v) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.5 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.5 hereof.

“Excess Cash Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 13.6 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 15.1(a) hereof.

“FF&E” shall mean all furniture, fixtures, equipment and personal property located on or used in connection with the operation of the hotel at each Individual Property.

“FF&E Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“FF&E Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 9.2(b) hereof.

“FF&E Reserve Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“FIRRMA” shall have the meaning set forth in the definition of DPA.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Foreign Lender” shall mean (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.

“Franchise Agreement” shall mean those certain franchise agreements between Borrower and/or Operating Lessee and Franchisor as further described on Schedule V attached hereto, as the same may be further amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean the franchisors as further described on Schedule V attached hereto, or if the context requires, a Qualified Franchisor.

“Funding Borrower” shall have the meaning set forth in Section 20.12 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gross Revenues” shall mean, with respect to any period of time, all revenues and receipts of every kind derived from the management and operation of the Properties from whatever source, computed in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, including without limitation, all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties including net parking revenue, all income and proceeds received from food and beverage operations and from catering services conducted from the Properties even though rendered outside of the Properties, all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof), all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties), all income and proceeds from judgments, settlements and other resolutions of disputes with respect to the foregoing matters which would be includable in this definition of “Gross Revenue” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof), and interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds, but specifically excluding gross receipts received by lessees, licensees or concessionaires of the Properties, consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager, income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Properties, federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Properties as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes, refunds of amounts not included in Operating Expenses at any time and uncollectible accounts, gratuities collected by employees at the Properties, the proceeds of any financing, other income or proceeds resulting other than from the use or occupancy of the Properties or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business, and any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean, individually and/or collectively as the context may require, Ashford Hospitality Limited Partnership, a Delaware limited partnership (“AHLP”) but only for such period(s) in which AHLP shall have liability under the Guaranty pursuant to Section 1.1 and Section 1.12 thereof, and Stirling REIT OP, LP, a Delaware limited partnership (“Stirling REIT”), or, if the context requires, any replacement and/or additional guarantor in accordance with the terms hereof.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, except if the partnership, operating or similar agreement provides that the same is waived to the extent such Person lacks funds to pay the same, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) all obligations under a PACE Loan, and (viii) any other amounts substantially similar to those listed in clauses (i) through (vii) above.

“Indemnified Parties” shall mean (i) Lender, (ii) any prior owner or holder of the Loan or any portion thereof or Participations in the Loan, (iii) any servicer, sub-servicer or prior servicer or sub-servicer of the Loan, (iv) any Investor or any prior Investor in any Securities, (v) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (vi) any receiver or other fiduciary appointed in a foreclosure or other enforcement action or other Creditors Rights Laws proceeding, (vii) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (viii) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgages.

“Independent Director” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience serving as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services, LLC, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or, after a Securitization all of those Companies are not acceptable to the Rating Agencies, another nationally-recognized company reasonably approved by Lender and if required by Lender after a Securitization, the Rating Agencies, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:

(i)            a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company, or any of its respective equityholders or Affiliates (other than as an independent director or manager of such corporation or limited liability company or an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(ii)           a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);

(iii)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)          a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of the Persons referred to in clauses (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director or manager of a “special purpose entity” in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent director or manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 6.1 hereof.

“Independent Director Event” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties under the applicable organizational documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) such Independent Director no longer meeting the definition of Independent Director in this Agreement.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such Property and Improvements, as more particularly described in each Mortgage and referred to therein as the “Property.”

“Insurance Premiums” shall have the meaning set forth in Section 8.1(c) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.5(b) hereof.

“Interest Accrual Period” shall mean (i) prior to the first Payment Date, the Interim Interest Accrual Period, and (ii) commencing on the first Payment Date, such calendar month and each calendar month thereafter.

“Interest Rate” shall mean a rate per annum equal to 8.506%.

“Interim Interest Accrual Period” shall mean the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, provided, however, there shall be no “Interim Interest Accrual Period” in the event the Closing Date is the first day of a calendar month.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“IRS” shall mean the United States Internal Revenue Service.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“KBRA” shall mean Kroll Bond Rating Agency, LLC, and its successors in interest.

“Lease” shall have the meaning set forth in the Mortgage with respect to each Individual Property.

“Lease Modification” shall have the meaning set forth in Section 5.13(c) hereof.

“Legal Requirements” shall mean, with respect to each Individual Property, all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, including, without limitation, the Controlled Substances Act, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the Preamble.

“Letter of Credit” shall mean an irrevocable, auto renewing, unconditional, transferable, clean sight draft standby letter of credit in form and substance reasonably acceptable to Lender (i) that is issued by an Approved Bank to Guarantor or a Person reasonably approved by Lender, (ii) that has an initial term of not less than one year from the date of issuance and is automatically renewable for successive one-year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), (iii) the reimbursement obligation for which is not payable by the Borrower and is not secured by any Individual Property or any other property pledged to secure the Note, (iv) that is in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender, (v) that permits multiple draws, and (vi) that is transferable from time to time by Lender and its successors and assigns without the consent of the issuing bank and without cost or expense to the beneficiary.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower or any direct or indirect interest in Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement, as the same may be amended or split pursuant to the terms of this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 13.4(f) hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Environmental Indemnity, the Guaranty, the Assignment of Management Agreement, the Operating Lease Subordination Agreement, the Cash Management Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean each of Borrower, Operating Lessee and Guarantor.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than punitive or special damages except if such punitive or special damages are actual damages imposed on Lender by a third party), losses (other than diminution in value), costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other costs of defense).

“LTV Ratio” shall have the meaning set forth in Section 8.5(c) hereof.

“Major Lease” shall mean as to each Individual Property (i) any Lease, which, individually or when aggregated with all other leases at any Individual Property with the same Tenant or its Affiliate demises 5,000 square feet or more of such Individual Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of any Individual Property, (iii) any Lease under which the Tenant is an Affiliate of Borrower or Guarantor or (iv) and any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii) or (iii) above.

“Management Agreement” shall mean, with respect to each Individual Property, the property management agreement entered into by and between Borrower and/or Operating Lessee and Manager, as further described on Schedule VI attached hereto pursuant to which Manager is to provide management and other services with respect to such Individual Property, as the same may be further amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement, or, if the context requires a Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean either (i) Crossroads or (ii) Remington, or such other entity selected as the manager of the Properties or any Individual Property in accordance with the terms of this Agreement.

“Material Action” shall mean, as to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (unless such admission is true), or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on the value, current use or operation of any Individual Property, the business, operations or condition (financial or otherwise) of Borrower or Guarantor, the security intended to be provided by the Mortgage, the current ability of the Properties to generate sufficient cash flow to service the Loan, Borrower’s ability to pay its obligations when due, or Borrower’s ability to perform its obligations under the Loan Documents.

“Maturity Date” shall mean the Payment Date occurring in December, 2028.

“Maximum Legal Rate” shall have the meaning set forth in Section 2.4(f) hereof.

“Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in any Individual Property, including, without limitation, building materials which is in a condition, location or a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of any Individual Property.

“Monthly Payment Amount” shall mean, with respect to each Payment Date, a payment equal to the amount of interest which has accrued during the related Interest Accrual Period, computed at the Interest Rate.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority mortgage/deed of trust/deed to secure debt and security agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering an Individual Property or applicable Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall have the meaning set forth in Section 8.5(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.5(b)(vi) hereof.

“New PIP” shall have the meaning set forth in Section 9.9 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 13.8 hereof.

“New Non-Consolidation Opinion” shall mean a bankruptcy non-consolidation opinion from the counsel to Borrower and Operating Lessee that delivered the Non-Consolidation Opinion or other outside counsel to Borrower and Operating Lessee reasonably acceptable to Lender, in form and substance satisfactory to Lender and, after a Securitization, the Rating Agencies, and which is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, this Agreement.

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion dated the date hereof delivered by Jackson Walker LLP in connection with the Loan and relating to Borrower and Operating Lessee.

“Note” shall mean that certain promissory note of even date herewith in the principal amount of $30,200,000.00, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“Oaktree Pledge” shall mean that certain term loan with the original aggregate principal amount of Two Hundred Million and 00/100 Dollars ($200,000,000.00) and delayed draw term loans in the aggregate principal amount of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00) made by Oaktree Fund Administration LLC and certain other lenders which are a party to that certain Credit Agreement dated as of January 15, 2021 to AHLP, which is secured in part by pledges of AHLP’s partnership interests, and any refinancing or replacement thereof in accordance with the terms hereof. Such pledges are pursuant to a corporate credit facility made to AHLP that is secured by all or substantially all of the assets of AHLP. The repayment of the debt that is secured by such pledges is not tied solely to the cash flow from one or more Individual Property.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Open Prepayment Date” shall mean the Payment Date occurring in June, 2028.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable in connection with the operation and management of the Properties, determined in accordance with GAAP and the Uniform System of Accounts, including without limitation and without duplication, utilities, routine repairs and maintenance, Insurance Premiums, franchise, license and royalty fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, the cost of inventories and fixed asset supplies consumed in the operation of the Properties, computer processing charges, property management fees, costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, operational equipment and other lease payments as reasonably approved by Lender, but specifically excluding depreciation or amortization, income taxes or other charges in the nature of income taxes, Debt Service, Capital Expenditures, deposits into the Reserve Accounts, any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange or transfer of all or any portion of the Properties or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, and any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant.

“Operating Lease” shall mean those certain Lease Agreements executed by Borrower, as lessor, and Operating Lessee, as lessee, as further described on Schedule VII attached hereto, as the same may be further amended or modified from time to time in accordance with the terms and provisions of this Agreement.

“Operating Lease Subordination Agreement” shall mean those certain Operating Lease Subordination and Attornment and Assignment of Leases and Rents dated the date hereof among Lender, Borrower and Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Lessee” shall mean the operating lessees as further described on Schedule VII attached hereto.

“Operating Lessee Principal” shall mean, with respect to each Operating Lessee, the general partner(s), if such Operating Lessee is a partnership, or the managing member(s), if such Operating Lessee is a limited liability company with multiple members, of such Operating Lessee.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Outparcel” shall have the meaning set forth in Section 7.5(a) hereof.

“Outside Date” shall be the date required to complete a PIP pursuant to the terms of any applicable Management Agreement (or Replacement Management Agreement) and/or Franchise Agreement (or Replacement Franchise Agreement), as such date may be extended by Franchisor or Manager from time to time.

“PACE Loan” shall mean (a) any “Property-Assessed Clean Energy” loan or (b) any other indebtedness, without regard to the name given thereto, which is (i) incurred for improvements to the Properties for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Properties.

“Parent Entity” shall mean (i) as of the Closing Date and thereafter, Ashford Hospitality Trust, Inc., a Maryland corporation, Ashford OP General Partner LLC, a Delaware limited liability company, Ashford OP Limited Partner LLC, a Delaware limited liability company, and Ashford Hospitality Limited Partnership, a Delaware limited partnership and (ii) on the Contribution Date and thereafter, Stirling Hotels & Resorts, Inc., a Maryland corporation, Stirling OP General Partner LLC, a Delaware limited liability company, Stirling OP Limited Partner LLC, a Delaware limited liability company, and Stirling REIT OP, LP, a Delaware limited partnership, Stirling REIT Holdings LLC, a Delaware limited liability company and Stirling TRS Corporation, a Delaware corporation.

“Partial Defeasance” shall have the meaning set forth in Section 2.8(a)(iv) hereof.

“Participant Register” shall have the meaning set forth in Section 13.1(c) hereof.

“Participations” shall have the meaning set forth in Section 13.1(a) hereof.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of U.S. Public Law 107-56, signed into law October 26, 2001) and the related regulations issued thereunder, including temporary regulations, as amended from time to time.

“Payment Date” shall mean the first (1st) day of each month beginning on January 1, 2024, and continuing through and including the Maturity Date, and if such date is not a Business Day, the immediately preceding Business Day.

“Permitted Debt” shall mean (i) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (a) unsecured, (b) not evidenced by a note, (c) on commercially reasonable terms and conditions, and (d) due not more than sixty (60) days past the date incurred and paid on or prior to such date, and/or (ii) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided, however, the aggregate amount of the indebtedness described in (i) and (ii), including, without limitation, any insurance premium financing, shall not exceed at any time four percent (4%) of the original principal amount of the Note.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (i) the Lien and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth as exceptions in the Title Insurance Policy, (iii) Liens, if any, for Property Taxes imposed by any Governmental Authority not yet due or delinquent (but expressly excluding any PACE Loan Liens), (iv) Liens relating to Permitted Transfers, (v) Management Agreements, Franchise Agreements and Operating Leases in accordance with the terms hereof, (vi) Leases and Liens of Tenants, liens and security interests created by licensees and concessionaires in accordance with the terms hereof, (vii) Permitted Debt, (viii) Liens that are being contested in accordance with the terms hereof, (ix) the Oaktree Pledge and (x) such other encumbrances entered into after the date hereof which (a) do not, individually or in the aggregate, have a Material Adverse Effect or (b) are otherwise approved by Lender in Lender’s reasonable discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(i)            direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

(ii)            demand or time deposits in, unsecured certificates of deposit of, money market deposit accounts of, or bankers’ acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated in the highest short-term debt rating category of Fitch, Moody’s or S&P or in the case of any such Rating Agency such lower rating as is the subject of a Rating Agency Confirmation and, if the investment described in this clause has a term in excess of three months, the long-term debt obligations of such depository institution or trust company have been assigned a rating by each Rating Agency at least equal to “AAA” (or the equivalent) by each of the Rating Agencies (or, if not rated by a particular Rating Agency, (a) an equivalent (or higher) rating such as that listed above by at least two Rating Agencies has been assigned to the long-term debt obligations of such depository institution or trust company or (b) such Rating Agency has issued a Rating Agency Confirmation with respect to such investment as a Permitted Investment);

(iii)           repurchase agreements or obligations with respect to any security set forth in clause (i) above where such security has a remaining maturity of one (1) year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) set forth in clause (ii) above and which meets the minimum rating requirement for such entity set forth above;

(iv)          commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof), so long as the short term obligations of the issuer of such commercial paper are rated in the highest short-term debt rating category of each Rating Agency (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation) and, if such commercial paper has a term in excess of three months, the long-term debt obligations of the issuer of such commercial paper are rated “AAA” (or the equivalent) by each of Fitch (or, if not rated by Fitch, otherwise acceptable to Fitch as confirmed in a Rating Agency Confirmation), Moody’s (or, if not rated by Moody’s, otherwise acceptable to Moody’s as confirmed in a Rating Agency Confirmation) and S&P (or, if not rated by S&P, otherwise acceptable to S&P as confirmed in a Rating Agency Confirmation); provided that the investments described in this clause must (a) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (c) such investments must not be subject to liquidation prior to their maturity;

(v)           guaranteed reinvestment agreements maturing within 365 days or less issued by any bank, insurance company or other corporation the short-term unsecured debt obligations of which are rated in the highest short-term debt rating category of each of Fitch (or such lower rating for which Rating Agency Confirmation is obtained from Fitch), Moody’s (or such lower rating for which Rating Agency Confirmation is obtained from Moody’s) and S&P (or such lower rating for which Rating Agency Confirmation is obtained from S&P) and the long-term unsecured debt obligations of which are rated in the highest long-term category by Fitch (or such lower rating for which Fitch has provided a Rating Agency Confirmation), Moody’s (or such lower rating for which Moody’s has provided a Rating Agency Confirmation) and S&P (or such lower rating for which Rating Agency Confirmation is obtained from S&P);

(vi)          money market funds (including those managed or advised by the Certificate Administrator or its affiliates) that maintain a constant asset value and that are rated by Fitch or S&P and by Moody’s in its highest money market fund ratings category

(vii)         an obligation, security or investment that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in above, and is the subject of a Rating Agency Confirmation from each Rating Agency for which the minimum rating(s) set forth in the applicable clause is not satisfied with respect to such obligation, security or investment; and

(viii)        any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a Rating Agency Confirmation;

provided (a) such investment is held for a temporary period pursuant to Section 1.860G-2(g)(i) of the U.S. Treasury Regulations, (b) such investment is payable by the obligor in U.S. dollars, and (c) that no such instrument shall be a Permitted Investment (1) if such instrument evidences either (A) a right to receive only interest payments or only principal payments with respect to the obligations underlying such instrument or (B) a right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (2) if it may be redeemed at a price below the purchase price or (3) if it is not treated as a “permitted investment” that is a “cash flow investment” under Section 860G(a)(5) of the Internal Revenue Code; and provided, further, that any such instrument shall have a maturity date no later than the date such instrument is required to be used to satisfy the obligations under this Agreement, and, in any event, shall not have a maturity in excess of one (1) year; any such instrument must have a predetermined fixed dollar of principal due at maturity that cannot vary or change; interest on any variable rate instrument shall be tied to a single interest rate index plus a single fixed spread (if any) and move proportionally with that index; and provided, further, that no amount may be invested in investments treated as equity interests for Federal income tax purposes.  For the purpose of this definition, units of investment funds (including money market funds) shall be deemed to mature daily.

“Permitted Transfer” shall mean those Transfers described in Section 7.3 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgages.

“PIP” shall mean all property improvement plans for replacing the FF&E, remodeling, redecorating and modifying any Individual Property required pursuant to the terms and conditions of any applicable Management Agreement (including a Replacement Management Agreement) or Franchise Agreement (including a Replacement Franchise Agreement), including any Scheduled PIP and each New PIP, as the scope and timing thereof may be modified by Franchisor or Manager from time to time in accordance with the terms and provisions of this Agreement.

“PIP Completion Evidence” shall mean evidence reasonably acceptable to Lender that a PIP (including a Scheduled PIP or a New PIP) has been completed and paid for in full in a good, workmanlike and lien free manner (other than such Liens that are being contested in accordance with the terms hereof), which such evidence may include, without limitation, (a) written certification from the applicable Franchisor confirming the foregoing, (b) a title search for the applicable Individual Property confirming that only Permitted Encumbrances exist and no Liens, lis pendens or similar matters have been filed and (c) an inspection of the applicable Individual Property by Lender and/or its agents confirming the foregoing.

“PIP Required Deposit” shall mean one hundred percent (100%) of the budgeted expenditures for the then current calendar year for each PIP.

“PIP Reserve Account” shall have the meaning specified in Section 9.9 hereof.

“PIP Reserve Deposits” shall have the meaning specified in Section 9.9 hereof.

“PIP Reserve Funds” shall have the meaning specified in Section 9.9 hereof.

“PIP Reserve Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Policies” shall have the meaning set forth in Section 8.1(b) hereof.

“Pre-Approved Manager” shall mean Remington, Crossroads or a Brand Manager for a brand comparable or better than the brand being terminated.

“Prepayment Release Date” shall have the meaning set forth in Section 2.9(a)(ii) hereof.

“Prescribed Laws” shall mean, collectively, (i) Patriot Act, (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (iv) all other Legal Requirements relating to money laundering or terrorism.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Properties” shall mean each Individual Property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgages, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgages and referred to therein as the “Property”.

“Property Condition Report” shall mean, with respect to each Individual Property, those certain reports listed on Schedule VIII attached hereto and made a part hereof.

“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Properties or any part thereof.

“Provided Information” shall have the meaning set forth in Section 13.4 hereof.

“Publicly Traded Company” shall mean a corporation whose shares of stock are listed on the New York Stock Exchange or any other nationally recognized stock exchange.

“Qualified Brand” shall mean (i) Marriott International Inc., (ii) Hilton Worldwide Holdings Inc., (iii) Hyatt Hotels Corporation or (iv) InterContinental Hotels Group, marketed as IHC Hotels & Resorts.

“Qualified Franchisor” shall mean either (i) Franchisor, (ii) if a Franchisor is not then in place, a brand owned by a Qualified Brand, or if a Franchisor is then in place, a brand comparable or better than the brand being terminated and owned by a Qualified Brand or (iii) a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Properties and which is approved by Lender pursuant to Section 5.25 hereof and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that, with respect to any Person that is an Affiliate of Borrower, Lender has received a New Non-Consolidation Opinion.

“Qualified Manager” shall mean (i) Manager, (ii) a Pre-Approved Manager or (iii) a reputable and experienced professional property management organization that is reasonably approved by Lender pursuant to Section 5.14 hereof, which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, provided that with respect to any Affiliated Manager, Lender has received a New Non-Consolidation Opinion.

“Rating Agencies” shall mean S&P, Moody’s, KBRA, Fitch and DBRS Morningstar, or any other nationally-recognized statistical rating agency (and any successor to any of the foregoing) designated by Lender, provided that each of the foregoing shall be deemed included within the definition of “Rating Agencies” only if such rating agency is rating the Securities.

“Rating Agency Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event with respect to which such confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written acknowledgment or waiver (which may be in electronic form and whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive review of the matter for which confirmation is sought, or following the failure of a Rating Agency to respond to the request for which confirmation is sought within the time frames and in the manner prescribed in any pooling or trust and servicing agreement governing the administration of all or any portion of the Loan, the requirement to obtain confirmation from the Rating Agencies for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency.

“REA” shall mean any construction, operation and reciprocal easement agreement or similar agreement (including any separate agreement or other agreement between Borrower and one or more other parties thereto) affecting any Individual Property or portion thereof, including, without limitation, those agreements described on Schedule XI attached hereto.

“Register” shall have the meaning set forth in Section 13.1(b) hereof.

“Regulation AB” shall mean Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarifications and interpretations as have been provided by the United States Securities and Exchange Commission or by the staff of the United States Securities and Exchange Commission, or as may be provided by the United States Securities and Exchange Commission or its staff from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 20.12 hereof.

“Related Loan” shall have the meaning set forth in Section 13.6 hereof.

“Related Property” shall have the meaning set forth in Section 13.6 hereof.

“Release Price” shall mean, for each Individual Property, the amount obtained by multiplying the Allocated Loan Amount for such Individual Property by one hundred twenty percent (120%).

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“REMIC Opinion” shall mean, with respect to any proposed matter or transaction, an opinion of counsel acceptable to Lender, in form and substance satisfactory to Lender and, if required in accordance with the terms of the transaction documents relating to a Securitization, the Rating Agencies, that the completion of such matter or transaction will not directly or indirectly result in or cause the REMIC Trust or any of its assets to fail to qualify or maintain its status as a REMIC Trust.

“REMIC Prohibition Period” shall mean the two (2) year period commencing with the “startup day” within the meaning of Section 860G(a)(9) of the Internal Revenue Code of any REMIC Trust established in connection with the last Securitization involving any portion of the Loan. In no event shall Lender have any obligation to notify Borrower that a REMIC Prohibition Period is in effect with respect to the Loan, except that Lender shall notify Borrower if any REMIC Prohibition Period is in effect with respect to the Loan after receiving Borrower’s notice described in Section 2.8(a)(ii); provided, however, that the failure of Lender to so notify Borrower shall not impose any liability upon Lender or grant Borrower any right to defease the Loan during any such REMIC Prohibition Period.

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code that holds an interest in all or any portion of the Loan.

“Remington” shall mean Remington Lodging & Hospitality, LLC and its Affiliates.

“Renewal Lease” shall have the meaning set forth in Section 5.13(a) hereof.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement for the applicable Individual Property or any other Properties, or (b) a franchise, trademark and license agreement with a Qualified Franchisor either (i) on the applicable Franchisor’s then current franchise disclosure document (FDD) or (ii) in form and substance reasonably approved by Lender pursuant to Section 5.25 hereof, and which may, at Lender’s option, be conditioned upon Lender’s receipt of a Rating Agency Confirmation, in either case requiring a comfort letter substantially approved by Lender in accordance with the terms hereof, executed and delivered to Lender by Borrower and such Qualified Franchisor at Borrower’s expense.

“Replacement Management Agreement” shall mean, collectively, (i) with respect to Crossroads, a management agreement substantially in the form of that certain management agreement with Crossroads listed on Schedule VI attached hereto, (ii) with respect to Remington, a management agreement substantially in the form of those certain management agreements with Remington listed on Schedule VI attached hereto and (iii) with respect to any other Manager, a management agreement approved by Lender pursuant to Section 5.14 hereof with a Qualified Manager and (b) an assignment and subordination of management agreement substantially approved by Lender pursuant to Section 5.14 hereof, executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.

“Required Approval Lease” shall have the meaning set forth in Section 5.13(a) hereof.

“Required Environmental Repairs” shall have the meaning set forth in Section 9.1(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repair Funds” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.

“Required Work” shall have the meaning set forth in Section 9.6 hereof.

“Reserve Accounts” shall mean the Required Repair Account, Tax and Insurance Reserve Account, the FF&E Reserve Account, the PIP Reserve Account, the Excess Cash Reserve Account, or any other escrow account established by the Loan Documents.

“Reserve Funds” shall mean the Required Repair Funds, Tax and Insurance Reserve Funds, the FF&E Reserve Funds, the Excess Cash Reserve Funds or any other escrow funds established by the Loan Documents.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of an Individual Property, the completion of the repair and restoration of such Individual Property to a condition such that the applicable Individual Property shall be at least equal in value to that immediately prior to such Casualty or Condemnation, and as near as possible to the condition the applicable Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender, if such approval is required in accordance with this Agreement.

“Restoration Consultant” shall have the meaning set forth in Section 8.5(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.5(b)(iv) hereof.

“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to five percent (5%) of the original Allocated Loan Amount of such Individual Property.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Sanctions” shall mean, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over Borrower, Guarantor or any subsidiary of Borrower or Guarantor.

“Sanctioned Entity” shall mean any individual, entity, group, sector, territory or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be a target of Sanctions based on the direct or indirect ownership or control of such entity by any other Sanctioned Entity.

“Scheduled PIP” shall mean each PIP listed on Schedule III attached hereto, as the same may be amended in accordance with the terms hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.5(b) hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Special Member” shall have the meaning set forth in Section 6.1(b)(ii) hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b)(i) hereof.

“Sponsor” shall mean (i) prior to the Contribution Date, Ashford Hospitality Trust, Inc. and (ii) on the Contribution Date and thereafter, Stirling Hotels & Resorts, Inc.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

“State” shall mean, with respect to an Individual Property, the State in which such Individual Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.8(c) hereof.

“Survey” shall mean, with respect to each Individual Property, those certain surveys listed on Schedule IX attached hereto and made a part hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.4 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.4 hereof.

“Tax and Insurance Reserve Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of any Individual Property under a Lease or other occupancy agreement with Borrower or Operating Lessee.

“Title Insurance Policy” shall mean each ALTA (or its state-specific equivalent) mortgagee title insurance policy issued with respect to the applicable Individual Property and insuring the lien of the applicable Mortgage.

“Transfer” shall have the meaning set forth in Section 7.1 hereof.

“Transferee” shall have the meaning set forth in Section 7.4 hereof.

“Transferee Principal” shall have the meaning set forth in Section 7.4(d) hereof.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Individual Property is located.

“Undefeased Note” shall have the meaning set forth in Section 2.8(a)(iv) hereof.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Underwritten Net Cash Flow” shall mean, as of any date of determination and calculated on a trailing twelve (12) month basis, the amount determined by Lender as the excess of (a) Gross Revenues over (b) Operating Expenses, adjusted to (i) include amounts for (A) management fees equal to the greater of (1) three percent (3%) of Gross Revenues and (2) the management fees actually paid under the Management Agreement, (B) any franchise, license and marketing fees and reimbursables paid or payable to Franchisor or Manager under any Franchise Agreement and/or Management Agreement, as applicable, and (C) Capital Expenditures (i) equal to the greater of (1) four percent (4%) of Gross Revenues per annum (regardless of whether deposits to a reserve account for such items is required under this Agreement) and (2) the amount required to be reserved pursuant to each Franchise Agreement and/or Management Agreement, as applicable; and (ii) exclude amounts (A) which are non-recurring items and (B) received from any Affiliate of Borrower or Guarantor or from any Tenant in default under its Lease or in bankruptcy (unless such Lease has been assumed in the bankruptcy proceeding). Lender’s calculation of Underwritten Net Cash Flow shall be final absent manifest error.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“U.S. Person” shall mean a Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Write-Down and Conversion Powers” shall have the meaning set forth in Section 20.13 hereof.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Open Prepayment Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per annum interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield.  As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the date of prepayment, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Open Prepayment Date, and converted to a monthly compounded nominal yield.  In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield.  The “Prepayment Calculation Date” shall mean, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note.  Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

“Zoning Report” shall mean, with respect to each Individual Property, those certain zoning reports listed on Schedule X attached hereto and made a part hereof.

Section 1.2            Principles of Construction

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1           The Loan

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

Section 2.2           Disbursement to Borrower

Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

Section 2.3           The Note, Mortgage and Loan Documents

The Loan shall be evidenced by the Note and this Agreement and secured by the Mortgage and the other Loan Documents.

Section 2.4            Interest Rate

(a)            General. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate. Except as otherwise set forth herein or in the other Loan Documents, interest shall be paid in arrears.

(b)            Intentionally Omitted.

(c)            Default Rate. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at a rate per annum equal to the Default Rate and all references in the Note, this Agreement or the other Loan Documents to the “Interest Rate” shall be deemed to refer to the Default Rate. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note, this Agreement and the other Loan Documents to accelerate and to continue to demand payment of the Debt upon the occurrence of and during the continuance of any Event of Default, despite any payment by Borrower to Lender.

(d)            Interest Calculation. Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed during each Interest Accrual Period. Borrower understands and acknowledges that such interest accrual method results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty five (365) day year were used to compute the accrual of interest on the Loan.

(e)            Intentionally Omitted.

(f)            Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan (such rate, the “Maximum Legal Rate”). If, by the terms of the Note, this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due on the Loan at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.5            Loan Payments

(a)            Payment Before Maturity. On the Closing Date, Borrower shall pay to Lender interest for the Interim Interest Accrual Period and on each Payment Date thereafter through and including the Maturity Date, Borrower shall pay to Lender the Monthly Payment Amount.

(b)            Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

(c)            Intentionally Omitted.

(d)            Application of Payments. Prior to the occurrence of an Event of Default, all monthly payments made as scheduled pursuant to this Agreement and the Note shall be applied first to the payment of interest computed at the Interest Rate, and the balance toward reduction of the principal amount of the Debt. All voluntary and involuntary prepayments on the Debt shall be applied, to the extent thereof, to accrued but unpaid interest on the amount prepaid, to the outstanding principal amount, and any other sums due and unpaid to the Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion, including, but not limited to, application to principal installments in inverse order of maturity. Following the occurrence and during the continuance of an Event of Default, any payment made on the Debt shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Debt, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion.

(e)            Method and Place of Payment.

(i)            Each payment by Borrower hereunder shall be made to Lender at its offices or at such other place as Lender may designate from time to time in writing.

(ii)           All payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M. Charlotte, North Carolina time.

(iii)          Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day (including, without limitation, any Payment Date), such payment shall be made on the first Business Day preceding such date.

(iv)          All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(v)           Remittances in payment of any part of the Debt other than in the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

(f)            Late Payment Charge. If any principal, interest or other payment due under the Loan Documents (other than the outstanding principal amount of the Loan due on the Maturity Date or the early acceleration thereof) is not paid by Borrower on or prior to the date the same is due (after taking into account the payment date convention set forth in Section 2.5(e) hereof) (or such greater period, if any, required by applicable Legal Requirements), Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

Section 2.6             Loan Prepayments

(a)             Voluntary. Except as otherwise expressly permitted under this Agreement, no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under this Agreement can be made by Borrower or any other Person without the express prior written consent of Lender, and Lender shall have no obligation to accept any prepayment except when made in accordance with the terms hereof. Commencing on the Open Prepayment Date, Borrower may, at its option and upon giving Lender not less than thirty (30) (and not more than ninety (90)) days prior written notice (such notice being revocable or may be modified by Borrower on at least two (2) Business Days prior written notice to Lender provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of prepayment), prepay the Loan in whole (but not in part) on any date without payment of any premium, fee or penalty. Any prepayment received by Lender on a day other than a Payment Date shall include the amount of interest which would have accrued thereon if such prepayment was made on the next Payment Date, all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under the Note, this Agreement and the other Loan Documents; provided, however, Borrower shall not be required to pay any consent, processing, administrative or similar fee in connection with any prepayment pursuant to this Section 2.6(a).

(b)             Mandatory. Borrower shall prepay the Loan in an amount equal to all Net Proceeds which, pursuant to the provisions of Section 8.5(c) hereof, Lender elects to retain and apply toward the reduction of the principal amount of the Debt. Any such prepayment shall be held by Lender and applied on the next Payment Date. Borrower shall not be required to pay a any prepayment premium in connection with any prepayment made pursuant to this Section 2.6(b).

(c)             Application of Prepayment. Notwithstanding anything herein to the contrary, in the event of a Casualty or Condemnation whereby Net Proceeds shall be applied to the Debt pursuant to the terms of Section 2.6(b) hereof, then such Net Proceeds shall be applied to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation.

(d)             After an Event of Default. If, after the occurrence and during the continuance of an Event of Default, Lender shall accelerate the Debt and Borrower thereafter tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, such payment shall be deemed an attempt to circumvent the prohibition against prepayment set forth in this Agreement and Borrower shall pay to Lender, in addition to the Debt, (i) the amount of interest which would have accrued thereon through the end of the month in which payment is tendered if such payment is not made on a Payment Date, and (ii) an amount equal to the greater of (A) five percent (5%) of the portion of the principal balance of the Debt, and (B) the amount which, when added to the principal balance of the Debt, will be sufficient to purchase Defeasance Collateral (as adjusted based on the portion of the Loan being prepaid).

Section 2.7             Loan Assignment

At the request of Borrower in connection with any full prepayment or repayment of the Loan in accordance with the terms of this Agreement and the other Loan Documents, Lender shall: (a) either (i) assign one or more of the Mortgages to any new lender in connection with a refinance of the Loan in accordance with the terms of an assignment document prepared by counsel to Borrower and approved by Lender, which assignment documents shall be without representation or warranty by, or recourse to, Lender, provided that Lender shall represent that such assignment document has been duly authorized, executed and delivered and that Lender has not assigned or encumbered the Mortgages, or (ii) release the Lien of the Mortgages (and related Loan Documents) in accordance with the terms of any release documents prepared by Lender or, at Lender’s option, by counsel to Borrower and approved by Lender, which release documents shall be without representation or warranty by, or recourse to, Lender; (b) deliver to or as directed by Borrower the original executed Note and all other original executed notes (or copies thereof if no such original executed note was delivered to Lender in connection with the closing of the Loan) which may have been consolidated, amended and/or restated in connection with the closing of the Loan or, with respect to any note the original of which had been delivered and endorsed to Lender and such original has been lost, destroyed or mutilated, a lost note affidavit (without indemnification) for the benefit of the assignee lender or Borrower, as applicable, and the title insurance company insuring the Mortgages (if applicable), as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgages as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, (c) in the case of an assignment, execute and deliver an allonge with respect to the Note and, to the extent endorsed to Lender, any other note(s) as described in the preceding clause (b) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Note free of any liens and encumbrances and has the authority to execute and deliver the allonge), (d) deliver the original executed Mortgages or certified copies of record, and (e) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form and otherwise in form and substance reasonably satisfactory to Lender and which may reasonably be requested by Borrower to evidence such assignment, release and/or severance, as applicable. All reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable attorney’s fees, as well as any recording charges, filing fees, taxes or other expenses, in connection with the foregoing shall be paid by Borrower; provided, however, Lender shall not charge any consent, processing, administrative, or similar fee in connection with any such assignment.

Section 2.8             Defeasance

(a)             Notwithstanding any provisions of this Article 2 to the contrary, at any time following the earlier of the third (3rd) anniversary of the Closing Date or a REMIC Prohibition Period, Borrower may cause the release of the Properties from the Lien of the Mortgages and the other Loan Documents (or, in the case of a release of any Individual Property pursuant to Section 15.1(c)(viii) hereof, the release of such Individual Property from the Lien of the applicable Mortgage) (the Individual Property being released pursuant Section 15.1(c)(viii) hereof being referred to individually as a “Defeased Property,” and to the extent more than one Individual Property is subject to release from the Lien of its Mortgage pursuant to the provisions of Section 15.1(c)(viii) hereof, collectively, as the “Defeased Properties”) upon the satisfaction of the following conditions:

(i)    no Event of Default shall have occurred and be continuing;

(ii)   not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to Lender specifying a date on which the Defeasance Collateral is to be delivered (the “Defeasance Release Date”); provided, however, that Borrower shall have the right to cancel or extend (by no more than thirty (30) days) such notice by providing Lender with notice of cancellation or extension not less than five (5) Business Days prior to the scheduled Defeasance Release Date, provided that Borrower shall pay all of Lender’s reasonable costs and expenses incurred as a result of such cancellation or extension;

(iii)  all sums due under this Agreement, the Note and under the other Loan Documents up to the Defeasance Release Date, including, without limitation, all actual out-of-pocket third party fees, costs and expenses incurred by Lender and its agents in connection with such release (including, without limitation, reasonable legal fees and expenses for the review and preparation of the Defeasance Security Agreement and of the other materials described in this Section 2.8 and any related documentation, and any servicing fees, Rating Agency fees or other costs related to such release), shall be paid in full on or prior to the Defeasance Release Date;

(iv)  solely in the event less than the entire amount of the Loan is the subject of a release (a “Partial Defeasance”) pursuant to Section 15.1(c)(viii) hereof, Lender, at Borrower’s expense, shall prepare all necessary documents to modify this Agreement and to amend and restate the Note (or the Undefeased Note (as defined below) if a Partial Defeasance has occurred previously) and issue two substitute notes, with one (the “Defeased Note”) having a principal balance equal to the Release Price, and the other (the “Undefeased Note”) having a principal balance equal to the excess of (x) the outstanding principal amount of the Loan (or the Undefeased Note if a Partial Defeasance has occurred previously) over (y) the principal balance of the Defeased Note. The Defeased Note and the Undefeased Note shall have identical terms as the Note except for the principal balance and the payment terms thereof, which shall require that the Monthly Payment Amount be allocated between the Defeased Note and the Undefeased Note in accordance with the same percentage that the principal amount of each such note represents of their sum, and may be cross-defaulted with each other at Lender’s sole option;

(v)  Borrower shall deliver to Lender on or prior to the Defeasance Release Date:

(A)              a pledge and security agreement, in form and substance which would be reasonably satisfactory to a prudent lender, creating a first priority security interest in favor of Lender in the Defeasance Collateral (the “Defeasance Security Agreement”);

(B)             direct non-callable obligations of the United States of America or, to the extent satisfying Rating Agency criteria, other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (and in connection therewith, Borrower hereby appoints Lender as its agent and attorney in fact for the purpose of purchasing the same) that provide for payments on a Business Day prior and as close as possible to each successive Payment Date (and the Maturity Date) after the Defeasance Release Date through and including the Open Prepayment Date, with each such payment being equal to or greater than the amount of the corresponding Monthly Payment Amount required to be paid (x) under this Agreement and the Note in the case of a release of the Properties remaining subject to the Lien of any Mortgage (or the Undefeased Note if a Partial Defeasance has occurred previously), or (y) the Defeased Note, in the case of a Partial Defeasance, as applicable, and all amounts necessary to pay the outstanding principal balance and all other amounts due and payable on the Open Prepayment Date (the “Defeasance Collateral”), duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance which would be satisfactory to a prudent lender (including, without limitation, such certificates, documents and instruments as may be required by the depository institution holding such securities or the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Security Agreement the first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing granting of such security interests;

(C)              a certificate of Borrower certifying that all of the requirements set forth in this Section 2.8(a) have been satisfied;

(D)              one or more opinions of counsel for Borrower in form and substance and delivered by counsel which would be reasonably satisfactory to a prudent lender stating, among other things, that (1) Lender has a perfected first priority security interest in the Defeasance Collateral and that the Defeasance Security Agreement is enforceable against Borrower in accordance with its terms, and (2) the release of the lien of the Mortgage and the pledge of Defeasance Collateral will not directly or indirectly result in or cause any REMIC Trust that holds the Note to fail to maintain its status as a REMIC Trust;

(E)              a certificate in form and scope which would be reasonably satisfactory to a prudent lender from an independent certified public accountant acceptable to Lender certifying that the Defeasance Collateral will generate amounts sufficient to make all payments of principal and interest due under this Agreement and the Note (including the scheduled outstanding principal balance of the Loan on the Open Prepayment Date);

(F)              such other certificates, opinions, documents and instruments as a prudent lender would reasonably require; and

(G)              in the event the Loan is held by a REMIC Trust and if required by Lender, Lender has obtained a Rating Agency Confirmation.

(b)           Upon compliance with the requirements of Section 2.8(a), either the Properties shall be released from the Lien of the Mortgages and the other Loan Documents (or, in the case of a Partial Defeasance pursuant to Section 15.1(c)(viii) hereof, the Defeased Property shall be released from the Lien of the applicable Mortgage and the other Loan Documents), and the Defeasance Collateral shall constitute collateral which shall secure the Note or the Defeased Note, as applicable, and all other obligations under the Loan Documents. Lender shall, at Borrower’s expense, execute and deliver any agreements in form and substance reasonably satisfactory to Lender which are reasonably requested by Borrower to release the lien of the Mortgages and the other Loan Documents from the Properties or the Defeased Property, as applicable.

(c)             As a condition to the release of the Properties or the Defeased Property, as applicable, in accordance with Section 2.8, Borrower shall assign all its obligations and rights under this Agreement and the Note or the Defeased Note, as applicable, together with the pledged Defeasance Collateral, to a successor single purpose entity designated and approved by Lender in its sole and absolute discretion (“Successor Borrower”). Lender’s right to designate and approve the Successor Borrower shall, at the sole option of Bank of America, N.A., be exercised by Bank of America, N.A. and shall be retained by Bank of America, N.A. (or any successor or assign pursuant to an assignment of such retained rights separate and apart from the transfer or Securitization of all or any portion of the Loan), notwithstanding any transfer or Securitization of all or any portion of the Loan. Successor Borrower shall execute an assignment and assumption agreement in form and substance which would be reasonably satisfactory to a prudent lender pursuant to which it shall assume Borrower’s obligations under this Agreement, the Note (or the Defeased Note, as applicable) and the Defeasance Security Agreement. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender one or more opinions of counsel in form and substance and delivered by counsel which would be reasonably satisfactory to a prudent lender stating, among other things, that such assignment and assumption agreement is enforceable against Borrower and the Successor Borrower in accordance with its terms and that this Agreement, the Note (or the Defeased Note, as applicable), the Defeasance Security Agreement and the other Loan Documents, as so assigned and assumed, are enforceable against the Successor Borrower, and in the case of a Partial Defeasance, the Undefeased Note remains enforceable against Borrower, each in accordance with their respective terms, and opining to such other matters relating to Successor Borrower and its organizational structure as Lender may require, including, if required by Lender, a New Non-Consolidation Opinion from counsel to the Successor Borrower, and (ii) pay all fees, costs and expenses incurred by Lender or its agents and Successor Borrower in connection with such assignment and assumption (including, without limitation, reasonable legal fees and expenses and for the review of the proposed transferee and the preparation of the assignment and assumption agreement and related certificates, documents and instruments and any fees payable to any Rating Agencies and their counsel in connection with the issuance of the confirmation referred to above, and excluding any assumption fee which may otherwise be due pursuant to the other Loan Documents). Upon such assignment and assumption, Borrower and Guarantor shall be relieved of its obligations under this Agreement and the Note (or the Defeased Note, as applicable), the other Loan Documents and the Defeasance Security Agreement first arising from and after the Defeasance Release Date, except as expressly set forth in the assignment and assumption agreement, and with respect to Guarantor, except for any surviving obligations or liabilities under the Guaranty and Environmental Indemnity.

Section 2.9             Property Releases

Solely in connection with a release of an Individual Property pursuant to Section 15.1(c)(viii) hereof prior to the earlier of the third (3rd) anniversary of the Closing Date or a REMIC Prohibition Period, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a)             No Event of Default shall then exist (other than a non-monetary Event of Default that is specific to the Individual Property being released pursuant to this Section 2.9 and which non-monetary Event of Default would be cured as a result of the release of the applicable Individual Property);

(b)             The amount of the outstanding principal balance of the Loan to be prepaid in accordance with the terms hereof shall equal or exceed the Release Price for the applicable Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;

(c)             Borrower shall provide Lender with at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a release of the Individual Property (the “Prepayment Release Date”) (such notice being revocable or may be modified by Borrower on at least two (2) Business Days prior written notice to Lender provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of intended release);

(d)             Borrower shall prepay the portion of the Note equal to the Release Price of the Individual Property being released (together with (a) all accrued and unpaid interest on the principal amount being prepaid and (b) if prepaid on a date other than a Payment Date, the amount of interest which would have accrued thereon if such prepayment was made on the next Payment Date, all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under the Note, this Agreement and the other Loan Documents; provided, however, Borrower shall not be required to pay any consent, processing, administrative or similar fee in connection with any prepayment pursuant to this Section 2.9(d)) in accordance with the terms and conditions hereof. Such prepayment in the amount of the applicable Release Price shall, notwithstanding anything to the contrary contained herein, be applied (A) first, to reduce the Allocated Loan Amount of the Individual Property being released to zero and (B) second, pro-rata to reduce the Allocated Loan Amount of the remaining Individual Properties;

(e)             Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Prepayment Release Date, a release of Lien (and related Loan Documents) for such Individual Property for execution by Lender. Such release shall be in a form appropriate in each State in which the Individual Property is located and that would be satisfactory to a prudent institutional lender and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with a certification certifying that such documentation (i) is in compliance with all applicable Legal Requirements, (ii) will, following execution by Lender and recordation thereof, effect such releases in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released). Lender shall deliver such executed release of Lien for such Individual Property to Borrower on or prior to the Prepayment Release Date, or if requested by Borrower, to an escrow agent or title company designated by Borrower, to be held in escrow, at least three (3) Business Days prior to the Prepayment Release Date; and

(f)              Lender shall have received payment of (i) the Yield Maintenance Premium and (ii) all of Lender’s reasonable, out-of-pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property from the lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith; provided, however, Borrower shall not be required to pay any consent, processing, administrative or similar fee in connection with any prepayment pursuant to this Section 2.9, except for (i) accrued and unpaid interest on the principal amount being prepaid, (ii) if prepaid on a date other than a Payment Date, the amount of interest which would have accrued thereon if such prepayment was made on the next Payment Date, all additional amounts required to be paid by Borrower and all other amounts owing by Borrower to Lender under the Note, this Agreement and the other Loan Documents and (iii) the Yield Maintenance Premium.

(g)             Notwithstanding the foregoing provisions of this Section 2.9, for so long as the Loan is included in a REMIC Trust in connection with a Securitization, no release of an Individual Property will be permitted unless, immediately after the release, either (i) the LTV Ratio is equal to or less than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on the value of the real property excluding personal property and going concern value, if any) or (ii) the principal balance of the Loan is paid down by the least of the following amounts: (A) the fair market value of the Individual Property at the time of release, or (B) an amount such that the LTV Ratio (as so determined by Lender) does not increase after the release to greater than one hundred twenty-five percent (125%), as calculated in accordance with the foregoing clause (c)(i), unless the Lender receives an opinion of counsel that such Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.1             Conditions Precedent

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application for the Loan issued by Lender. The making of the Loan shall be deemed Lender’s acknowledgement that all such conditions precedent have been satisfied or waived.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 4.1             Organization

Borrower (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Properties, and (d) has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Properties pursuant to the terms of the Loan Documents, and has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower represents and warrants that the charts attached hereto as Exhibit A sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, each SPE Component Entity (if any) and each Guarantor (when not an individual) both before and after the Contribution Date.

Section 4.2             Status of Borrower

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgages and on any UCC-1 Financing Statements filed in connection with the Loan. Borrower is an organization of the type specified on Schedule I. Each Borrower is incorporated in or organized under the laws of the State as set forth on Schedule I. Each Borrower’s principal place of business and chief executive office, and the place where each Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of such Borrower) the address of Borrower set forth on the first page of this Agreement. Each Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization and each Borrower’s federal tax identification number is set forth on Schedule I.

Section 4.3             Validity of Documents

Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4             No Conflicts

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, in each case which would reasonably be expected to have or does have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect.

Section 4.5             Litigation

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority, arbitral body or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Operating Lessee, any Guarantor, Manager or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Operating Lessee, any Guarantor, Manager or any Individual Property, in each case which would reasonably be expected to have or does have a Material Adverse Effect.

Section 4.6             Agreements

Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound, which would reasonably be expected to have a Material Adverse Effect. Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or any Individual Property is otherwise bound, other than (a) obligations incurred in connection with any Permitted Debt, (b) obligations under the Loan Documents (c) obligations which have been disclosed to Lender in writing and/or (d) Permitted Encumbrances. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 4.7             Solvency

Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years, and neither Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor any Guarantor, any SPE Component Entity (if any) or Affiliated Manager is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or any Guarantor, any SPE Component Entity (if any) or Affiliated Manager.

Section 4.8             Full and Accurate Disclosure

No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower contains any untrue statement of a material fact or omits to state any material fact, to Borrower’s knowledge, necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which would reasonably be expected to have or does have a Material Adverse Effect.

Section 4.9             No Plan Assets

Neither Borrower nor Operating Lessee is an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan, as defined in and subject to Section 4975 of the Internal Revenue Code, and none of the assets of Borrower or Operating Lessee constitute or will constitute “plan assets” of one or more such employee benefit plans or plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Neither Borrower nor Operating Lessee is a governmental plan within the meaning of Section 3(32) of ERISA Transactions by or with Borrower or Operating Lessee is subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. With respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 4.12 of the Internal Revenue Code, to which Borrower, Operating Lessee or any entity that is under common control with Borrower or Operating Lessee within the meaning of ERISA Section 4001(a)(14) or treated as a single employer together with Borrower or Operating Lessee under Section 414 of the Internal Revenue Code is or has been obligated to contribute, none of Borrower, Operating Lessee nor any such entity has incurred any material liability which is or remains unsatisfied.

Section 4.10          Not a Foreign Person

Borrower is not a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code), and if requested by Lender, Borrower will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request related thereto.

Section 4.11          Enforceability

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto. No Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12          Business Purposes

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13          Compliance

Except as expressly disclosed in a Zoning Report, a Property Condition Report and/or an Environmental Report, Borrower and each Individual Property, and the use and operation thereof, comply in all material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority which would reasonably be expected to have or does have a Material Adverse Effect, and Borrower has received no written notice of any such default or violation. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of any Individual Property any act or omission affording any Governmental Authority the right of forfeiture or seizure as against such Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14          Financial Information

All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, any Guarantor and/or each Individual Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Properties, as applicable, as of the date of such reports in all material respects, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements which would reasonably be expected to have or has had a Material Adverse Effect.

Section 4.15          Condemnation

No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened or contemplated with respect to all or any portion of the Properties or for the relocation of roadways providing access to any Individual Property.

Section 4.16          Utilities and Public Access; Parking

Each Individual Property is (i) located on or adjacent to a public road and has access to such road directly, or has access via an irrevocable perpetual easement or right of way permitting ingress and egress to and from a public road and (ii) served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for full utilization of such Individual Property for its intended uses. Except as expressly set forth on a Survey, all public utilities necessary to the full use and enjoyment of each Individual Property as currently used and enjoyed are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Individual Property. Except as expressly set forth on a Survey, all roads necessary for the use of each Individual Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. Except as expressly set forth in a Zoning Report, each Individual Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17          Separate Lots

Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such Individual Property or any portion thereof.

Section 4.18          Assessments

To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements, PACE Loan Liens or otherwise affecting any Individual Property, nor are there any contemplated improvements to such Individual Property that may result in such special or other assessments.

Section 4.19          Insurance

Borrower has obtained and has delivered to Lender complete copies of all Policies (information not pertaining to the collateral improvements, total premium and addresses of non-collateral improvements may be redacted for confidentiality) or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies. Notwithstanding the foregoing, in lieu of providing copies of Policies and at Borrower’s expense (including all necessary and reasonable travel expenses), Borrower shall make copies of all Polices available for review by Lender’s representative in Borrower’s office. Following a Casualty above the Restoration Threshold, Borrower shall provide copies of all Policies to Lender upon request.

Section 4.20          Use of Property

Each Individual Property is used exclusively for hotel purposes and other appurtenant and related uses.

Section 4.21          Certificate of Occupancy; Licenses

All material certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of each Individual Property for the purpose intended herein, have been obtained and are valid and in full force and effect. Borrower shall keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of each Individual Property for the purpose intended herein. The use being made of each Individual Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for such Individual Property.

Section 4.22          Flood Zone

None of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a).

Section 4.23          Physical Condition

Except as set forth in the Property Condition Report, to Borrower’s knowledge after due inquiry, the Properties, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted). Except as set forth in the Property Condition Report, to Borrower’s knowledge after due inquiry, there exists no structural or other material defects or damages in any Individual Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24          Boundaries

(a)             To Borrower’s knowledge and in reliance on, and except as otherwise specifically disclosed on a Survey, none of the Improvements which were included in determining the appraised value of any Individual Property lie outside the boundaries and building restriction lines of such Individual Property to any material extent, and (b) no improvements on adjoining properties encroach upon any Individual Property and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements so as to have a Material Adverse Effect.

Section 4.25          Leases

To Borrower’s knowledge (a) each Major Lease is in full force and effect; (b) the premises demised under the Major Leases have been completed, all alterations or other work required to be performed on the part of Borrower has been completed, and the Tenants under the Major Leases have accepted possession of and are in physical occupancy of all of their respective demised premises; (c) the Tenants under the Major Leases have commenced the payment of rent under the Major Leases, there are no offsets, claims or defenses to the enforcement thereof, and Borrower has no monetary obligations to any Tenant under any Major Lease; (d) all Rents due and payable under the Major Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (e) no Tenant has made any written claim of a material default against the landlord under any Major Lease which remains outstanding; (f) there is no present material default by the Tenant under any Major Lease and such Tenant’s use and occupancy of its leased premises does not violate the Controlled Substances Act; (g) all security deposits under the Major Leases have been collected by Borrower or Operating Lessee; (h) Borrower or Operating Lessee is the sole owner of the entire landlord’s interest in each Major Lease; (i) each Major Lease is the valid, binding and enforceable obligation of Borrower and/or Operating Lessee and the applicable Tenant thereunder and there are no agreements with the Tenants under the Major Leases other than as expressly set forth in the Major Leases; (j) no Person has any possessory interest in, or right to occupy, any Individual Property or any portion thereof except under the terms of a Lease or as a hotel guest; (k) none of the Leases contains any option or offer to purchase or right of first refusal or right of first offer to purchase or lease any Individual Property or any part thereof; (l) neither the Leases nor the Rents have been assigned, pledged or hypothecated except to Lender, and no other Person has any interest therein except the Tenants thereunder; and (m) no conditions exist or events have occurred which now give any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced Rent pursuant to the provisions of its Lease. Borrower represents that it has heretofore delivered to Lender true, correct and complete copies of all Major Leases and any and all amendments or modifications thereof.

Section 4.26          Filing and Recording Taxes

All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid or will be paid by Borrower.

Section 4.27          Management Agreement

The Management Agreements are in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees (which are due and payable) under any Management Agreement are accrued and unpaid. Neither Borrower nor Operating Lessee is obligated to pay any key money to any Franchisor or Manager under any Franchise Agreement or Management Agreement, except as otherwise reserved for herein.

Section 4.28          Illegal Activity

No portion of the Properties have been or will be purchased, improved, equipped or fixtured with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29          Construction Expenses

All costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements (which are currently due and payable) have been paid in full. To Borrower’s knowledge, except as set forth on Schedule 4.29 hereto, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30          Personal Property

Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ property) used in connection with the operation of the Properties, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents.

Section 4.31          Taxes

Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32          Title

Borrower has good, marketable and insurable fee simple title, to the real property comprising part of the Properties and good title to the balance of the Properties, free and clear of all Liens whatsoever except the Permitted Encumbrances and any Liens described on Schedule 4.29 hereto. None of the Permitted Encumbrances, individually or in the aggregate, would reasonably be expected to have nor does have a Material Adverse Effect. The Mortgages, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Properties, subject only to Permitted Encumbrances and any Liens described on Schedule 4.29 hereto and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances and any Liens described on Schedule 4.29 hereto. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. The street address of each Property is set forth on Schedule XII hereof.

Section 4.33          Federal Reserve Regulations

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents. Borrower shall not, to its actual knowledge, use the proceeds of any Loan hereunder to purchase any asset or securities from any Lender “affiliate” as such term is defined in the Federal Reserve Board’s Regulation W.

Section 4.34          Investment Company Act

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35          Reciprocal Easement Agreements

(a)             To Borrower’s knowledge, neither Borrower, nor any other party is currently in default (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of the REA, and the REA remains unmodified and in full force and effect;

(b)             To Borrower’s knowledge, all easements granted pursuant to the REA which were to have survived the site preparation and completion of construction (to the extent that the same has been completed), remain in full force and effect and have not been released, terminated, extinguished or discharged by agreement or otherwise;

(c)             To Borrower’s knowledge, all sums due and owing by Borrower to the other parties to the REA (or by the other parties to the REA to Borrower) pursuant to the terms of the REA, including without limitation, all sums, charges, fees, assessments, costs, and expenses in connection with any taxes, site preparation and construction, non-shareholder contributions, and common area and other property management activities have been paid, are current, and no lien has attached on any Individual Property (or threat thereof been made) for failure to pay any of the foregoing;

(d)             To Borrower’s knowledge, the terms, conditions, covenants, uses and restrictions contained in the REA do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in any Major Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions; and

(e)             The terms, conditions, covenants, uses and restrictions contained in each Major Lease do not conflict in any manner with any terms, conditions, covenants, uses and restrictions contained in the REA, any other Major Lease or in any agreement between Borrower and occupant of any peripheral parcel, including without limitation, conditions and restrictions with respect to kiosk placement, tenant restrictions (type, location or exclusivity), sale of certain goods or services, and/or other use restrictions.

Section 4.36          No Change in Facts or Circumstances; Disclosure

All information submitted by Borrower or its agents to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise would reasonably expected to have or does have a Material Adverse Effect. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.

Section 4.37          Intellectual Property

To Borrower’s knowledge, all trademarks, trade names and service marks (i) necessary to the business of Borrower and/or Operating Lessee as presently conducted or as Borrower and/or Operating Lessee contemplates conducting its business, (ii) that Borrower or Operating Lessee owns or has pending or (iii) under which Borrower or Operating Lessee is licensed are in good standing and uncontested. To Borrower’s knowledge, neither Borrower nor Operating Lessee has infringed, is not infringing, and has not received written notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower and/or Operating Lessee.

Section 4.38          Sanctions

None of Borrower, Guarantor, any subsidiary of Borrower or Guarantor, or, to Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any of the foregoing, (a) is a Sanctioned Entity; (b) is controlled by or is acting on behalf of a Sanctioned Entity; (c) to Borrower’s knowledge is under investigation for an alleged breach of Sanction(s) by a Governmental Authority that enforces Sanctions; or (d) will fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or any other party to this Agreement to be in breach of any Sanctions.

Section 4.39          Brokers and Financial Advisors

Borrower has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Lismore Capital, whose fees shall be paid in full by Borrower on or prior to the date hereof.

Section 4.40          Franchise Agreements

The Franchise Agreements are in full force and effect and there is no default thereunder by any party thereto and no circumstance, condition or event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder or entitle Franchisor to terminate any Franchise Agreement. All franchise fees, reservation fees, royalties, marketing fees and other sums and payable due under the Franchise Agreements have been paid in full or are current. A true, correct and complete copy of the Franchise Agreements, together with all amendments and ancillary agreements or side letters related thereto, have been delivered to Lender. The Loan, and the encumbrance of the Properties as security for the Loan, will not cause Borrower to violate any financial covenants contained in any Franchise Agreement.

Section 4.41          PIPS

Except for the Individual Property known as “Residence Inn Hartford Manchester”, which PIP is being reserved for pursuant to Section 9.9 hereof, there are no PIPs affecting any Individual Property as of the Closing Date.

Section 4.42          Labor Matters

There are no collective bargaining agreements or similar agreement to which Borrower is a party.

Section 4.43          Intentionally Omitted

Section 4.44          Intentionally Omitted

Section 4.45          Operating Lease Representations

(a)             (i)  The Operating Leases are in full force and effect, (ii) there are no defaults under the Operating Leases by Borrower or Operating Lessee, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under the Operating Leases, (iii) all rents, additional rents and other sums due and payable under the Operating Leases have been paid current and (iv) neither tenant nor the landlord under the Operating Leases has commenced any action or given or received any notice for the purpose of terminating the Operating Leases;

(b)             Borrower’s interest in the Operating Leases is not subject to any Liens superior to, or of equal priority with, the Mortgages; and

(c)             Borrower has delivered to Lender a true, correct and complete copy of the Operating Leases.

Section 4.46          CFIUS

Either (a)  the Operating Leases are not a Covered Transaction, or (b) Borrower has obtained CFIUS Approval with respect to each of the Operating Leases.

Section 4.47          Survival

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the date hereof and shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

From the date hereof and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1             Existence; Compliance with Requirements

(a)              Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all of its material rights, licenses, permits and franchises and comply with all applicable material Legal Requirements. Borrower shall not commit, permit or suffer to exist any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names used in connection with the operation of the Properties.

(b)             After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the Legal Requirements affecting an Individual Property, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or an Individual Property is subject and shall not constitute a default thereunder; (iii) neither the Properties, any part thereof or interest therein nor Borrower shall be affected in any material adverse way as a result of such proceeding; (iv) non-compliance with the Legal Requirements shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding, or required by Lender if no such security has been furnished in the proceeding, to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender in connection therewith.

Section 5.2             Maintenance and Use of Properties

Borrower shall cause the Properties to be maintained in a good, safe and insurable condition and in compliance with all applicable Legal Requirements, and shall promptly make all repairs to the Properties, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen except where the failure to so comply would not reasonably be expected to have and does not have a Material Adverse Effect. All repairs made by Borrower shall be made in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply with all applicable Legal Requirements and insurance requirements. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express prior written consent of Lender.

Section 5.3             Waste

Borrower shall not commit or suffer any physical waste of the Properties or make any change in the use of the Properties which will in any way materially increase the risk of fire or other hazard arising out of the operation of any Individual Property, or take any action that would reasonably be expected to invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that would reasonably be expected to in any way impair the value of any Individual Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of any Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4             Taxes and Other Charges

(a)              Borrower shall pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.4 hereof. Borrower shall furnish to Lender receipts for the payment of the Property Taxes and the Other Charges at least five (5) days prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes in the event that such Property Taxes have been paid by Lender pursuant to Section 9.4 hereof). Subject to the terms of Section 5.4(b) hereof, Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, and shall promptly pay for all utility services provided to the Properties. If Borrower shall fail to pay any Property Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Property Taxes or Other Charges in accordance with Section 5.4(b) below, or if there are insufficient funds in the Tax and Insurance Reserve Account to pay any Property Taxes or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Property Taxes or Other Charges, and Borrower shall repay to Lender, on demand, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Mortgages.

(b)              After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes or Other Charges, provided that (i) no Event of Default is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Properties nor any part thereof or direct or indirect interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from each Individual Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or if no such security has been furnished in the proceeding, Borrower shall furnish such reserve deposits as may be requested by Lender, to ensure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Property Taxes or Other Charges under protest); (vii) failure to pay such Property Taxes or Other Charges will not subject Borrower or Lender to any civil or criminal liability; (viii) such contest is not reasonably expected to have and does not have a Material Adverse Effect; and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.4(b). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Liens of the Mortgages being primed by any related Lien.

(c)              Each Loan Party will timely file all U.S. federal, state, and other material tax returns required to be filed by it and will timely pay all Taxes shown on such returns or any assessments received by it and all other material Taxes (other than any Property Taxes, which shall be governed by Section 5.4(a) and (b)).

Section 5.5             Litigation

Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any of Borrower, Operating Lessee, Guarantor or any Individual Property which would reasonably be expected to have or does have a Material Adverse Effect.

Section 5.6             Access to Properties

Borrower shall permit agents, representatives and employees of Lender to inspect each Individual Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail), subject to Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower.

Section 5.7             Notice of Default

Borrower shall promptly advise Lender (a) of any event or condition that would reasonably be expected to have or does have a Material Adverse Effect of which Borrower has knowledge, (b) of the occurrence of any Default or Event of Default of which Borrower has knowledge and (c) of any investigation or proceeding by any Governmental Authority instituted or threatened against Borrower, any Guarantor or the Property, including pursuant to the Controlled Substances Act.

Section 5.8             Cooperate in Legal Proceedings

Borrower shall at Borrower’s expense cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have, or does have, a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings, other than those proceedings where Borrower and Lender are adverse parties.

Section 5.9             Performance by Borrower

Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any other agreement or instrument affecting or pertaining to each Individual Property and any amendments, modifications or changes thereto (except to the extent waived by the counterparty thereto, provided that such action or failure to act by Borrower does not otherwise require Lender’s consent under the Loan Documents).

Section 5.10          Awards; Insurance Proceeds

Borrower shall cooperate with Lender in obtaining for Lender (to the extent that this Agreement provides for such Awards or Insurance Proceeds to be paid to Lender) the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Properties, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, the cost of any Restoration Consultant and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11          Financial Reporting

(a)             Borrower shall keep adequate books and records of account on an accrual basis and in all material respects accordance with the Uniform System of Accounts, consistently applied and shall furnish to Lender:

(i)               all financial reporting and associated statements provided by Manager pursuant to the Management Agreements within five (5) Business Days after receipt thereof;

(ii)              quarterly, including year-to-date, annual and trailing twelve (12) months operating statements of the Properties, prepared and certified by Borrower in a form approved by Lender, detailing Gross Revenues received, Operating Expenses incurred, the net operating income before and after Debt Service and Capital Expenditures and containing occupancy, average daily room, and revenue per available room statistics as well as such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Properties, within thirty (30) days after the end of each quarter;

(iii)              the most current Smith Travel Research Reports then available (or if not available, any successor thereto) to Borrower reflecting market penetration and relevant hotel properties competing with the Properties, within thirty (30) days after the end of each calendar month;

(iv)              annual balance sheet, profit and loss statement, statement of cash flows, and statement of change in financial position of Borrower and Guarantor, which are (a) with respect to Borrower, prepared and certified by Borrower and (b) with respect to Guarantor, (I) prepared and certified by Guarantor and (II) unless Guarantor is a Publicly Traded Company, audited by an Acceptable Accountant, in each case, within ninety (90) days after the close of each fiscal year of Borrower and Guarantor, as the case may be; provided, however, each of Borrower’s and Guarantor’s obligations under this Section 5.11(a)(iv) shall be deemed satisfied for so long as (1) Borrower’s and Guarantor’s financial statements are consolidated with the financial statements of (x) as to AHLP, Ashford Hospitality Trust Inc. and (y) as to Stirling REIT, Stirling Hotels & Resorts, Inc., each in accordance with GAAP and (2) on or before the dates required hereunder, Borrower and/or Guarantor delivers to Lender the annual audited consolidated financial statements of Ashford Hospitality Trust Inc. or Stirling Hotels & Resorts, Inc., as applicable, including, without limitation, those required pursuant to the Exchange Act, the Sarbanes-Oxley Act of 2002 and the listing requirements of any applicable stock exchange;

(v)              an Annual Budget not later than thirty (30) days prior to the commencement of each fiscal year of Borrower, which shall be subject to the reasonable approval of Lender (to the extent that Borrower or Operating Lessee has an approval right over the Annual Budget pursuant to the terms of the applicable Management Agreement), along with any amendments or modifications thereto. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower or Operating Lessee shall promptly cause the revision of such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower or Operating Lessee shall promptly cause the revision of the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be adjusted to reflect (A) actual increases in Property Taxes, Insurance Premiums, utilities expenses and expenses under the Management Agreement and (B) up to five percent (5%) increases in any budgeted line items provided such increases do not exceed a five percent (5%) increase in the Annual Budget in the aggregate;

(vi)             intentionally omitted;

(vii)           a monthly calculation of the Debt Service Coverage Ratio for the trailing twelve (12) months as of the last day of such period, prepared and certified by Borrower, within thirty (30) days after the end of each calendar month; and

(b)            Borrower shall furnish Lender such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Major Lease pursuant to the terms of such Major Lease or otherwise in Borrower’s possession), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records.

(c)            All items requiring the certification of Borrower pursuant to this Section 5.11 shall, except where Borrower is an individual, require a certificate executed by an authorized officer of Borrower or the general partner or managing member of Borrower, as applicable, and shall contain a statement by Borrower as to whether there exists, to Borrower’s knowledge, an Event of Default under the Loan Documents, and if an Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(d)            Borrower shall promptly notify Lender of the occurrence of any event which is reasonably likely to result in the commencement or cessation of a Cash Sweep Period.

Section 5.12          Estoppel Statement

(a)            After request by Lender, Borrower shall within ten (10) Business Days furnish Lender or any proposed assignee of the Loan with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the rate of interest on the Loan, (iii) the unpaid principal amount of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) offsets or defenses to the payment of the Debt, if any, and (vii) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)           Borrower shall use commercially reasonable efforts to deliver to Lender, consistent with the terms of the Major Leases but not more than twice in any twelve (12) month period (so long as no Event of Default is then continuing), promptly upon request, duly executed estoppel certificates from any one or more Tenants as required by Lender attesting to such facts regarding the related Major Lease as Lender may require, including, but not limited to attestations that each Major Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the Tenant claims no defense or offset against the full and timely performance of its obligations under the Major Lease.

(c)            Borrower shall, upon request of Lender, use commercially reasonable efforts to deliver an estoppel from each Manager stating (i) whether the applicable Management Agreement is in full force and effect and has been modified, amended or assigned, (ii) whether Manager or Borrower (or Operating Lessee, as applicable) is in default under any of the terms, covenants or provisions of the applicable Management Agreement and whether Manager knows of any event which, but for the passage of time or the giving of notice or both, would constitute a default under the applicable Management Agreement, (iii) whether Manager or Borrower (or Operating Lessee, as applicable) has commenced any action or given or received any notice for the purpose of terminating the applicable Management Agreement and (iv) whether all sums due and payable to Manager under the applicable Management Agreement have been paid in full.

(d)            Borrower shall, upon request of Lender, use commercially reasonable efforts to deliver an estoppel from any Franchisor stating (i) whether the applicable Franchise Agreement is in full force and effect and has been modified, amended or assigned, (ii) whether Franchisor or Borrower (or Operating Lessee, as applicable) is in default under any of the terms, covenants or provisions of the applicable Franchise Agreement and whether the Franchisor knows of any event which, but for the passage of time or the giving of notice or both, would constitute a default under the applicable Franchise Agreement, (iii) whether Franchisor or Borrower (or Operating Lessee, as applicable) has commenced any action or given or received any notice for the purpose of terminating the applicable Franchise Agreement and (iv) whether all sums due and payable to Franchisor under the applicable Franchise Agreement have been paid in full.

(e)            Within ten (10) Business Days of request by Lender, Borrower shall furnish to Lender an estoppel certificate from Operating Lessee in form and substance reasonably satisfactory to Lender.

Section 5.13          Leasing Matters

(a)            Borrower or Operating Lessee may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) that is not a Major Lease without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower or Operating Lessee (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant that, to Borrower’s knowledge, shall not use its demised premises in the conduct of any business or activity in violation of the Controlled Substances Act, (iii) does not contain any terms which would reasonably be expected to have or do have a Material Adverse Effect, (iv) is subject and subordinate to the Mortgages and the Tenant thereunder agrees to attorn to Lender and any purchaser at a foreclosure sale and (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of any Individual Property. Each Major Lease and all other proposed Leases which do not satisfy the requirements set forth in this subsection (including, without limitation, any material modification or termination not due to a tenant default under a Major Lease), unless Manager has the right to enter into such Lease without Borrower’s or Operating Lessee’s prior written consent pursuant to the Management Agreement (each a “Required Approval Lease”) shall be subject to the prior approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it or Operating Lessee has satisfied all of the conditions of this Section. Borrower shall pay the actual out-of-pocket third party costs and expenses associated with Lender’s, its counsel’s or its servicer’s review of any Lease for which Lender’s consent may be required under this Section 5.13.

(b)            Except as provided in clause (c) below, Borrower shall (i) observe and perform all the obligations imposed upon the landlord under the Leases in all material respects and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt or permit any tenant to violate any Legal Requirements, including, without limitation, the Controlled Substances Act, in connection with its use and occupancy of the Property (and Borrower shall promptly take all actions reasonably necessary to prevent such use); (ii) promptly send copies to Lender of all notices of material default which Borrower or Operating Lessee shall send or receive under a Major Lease; (iii) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed; (iv) not collect any Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) hold all security deposits in accordance with the terms of the applicable Lease and Legal Requirements; (vi) not execute any assignment of the landlord’s interest in any of the Leases or the Rents except as contemplated by the Loan Documents; (vi) not consent to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed; and (vii) not suffer or permit any tenant to violate any Legal Requirements, including the Controlled Substances Act.

(c)            Borrower and/or Operating Lessee may, without the prior written consent of Lender, amend, modify or waive the provisions of or terminate, reduce Rents or accept a surrender of space under, or shorten the term of, any Lease which is not a Major Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) is not reasonably expected to have and does not have a Material Adverse Effect, and (ii) such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in monetary default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written approval of Lender (not to be unreasonably withheld or delayed) (each, a “Lease Modification”), at Borrower’s expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.

(d)            Notwithstanding anything contained herein to the contrary, Borrower and Operating Lessee shall not, without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease; provided, however, Borrower and/or Operating Lessee may terminate a Major Lease with a tenant who is in default beyond applicable notice and grace periods without the prior written approval of Lender.

(e)            Each request by Borrower for approval and consent by Lender pursuant to this Section 5.13 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted. There shall be no administrative or approval fee in connection with this Section 5.13(e), but Borrower shall pay any actual out-of-pocket third party costs and expenses incurred by Lender or its servicer.

Section 5.14          Property Management

(a)            Borrower shall cause Operating Lessee to (i) diligently perform and observe all of the terms, covenants and conditions required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower or Operating Lessee under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower or Operating Lessee receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of any Individual Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)           If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default exists; (iii) a default has occurred and is continuing under the Management Agreement after the expiration of all notice and cure periods contained thereunder or (iv) solely if Remington is the Manager, Remington has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall or shall cause Operating Lessee to, at the request of Lender and if permitted pursuant to the terms of the Management Agreement or any other agreement of Manager, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

(c)            Borrower shall not permit Operating Lessee to, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i)  except as provided in clause (e) below, surrender, terminate or cancel, or consent to the surrender, termination or cancellation of, any Management Agreement or replace Manager or enter into any other management agreement with respect to any Individual Property; (ii) consent to the assignment by Manager of its interest under the Management Agreement except to a Qualified Manager or (iii) if such action could reasonably be expected to have a Material Adverse Effect and provided no Event of Default has occurred and is continuing, (1) reduce or consent to the reduction of the term of the Management Agreement; (2) increase or consent to the increase of the amount of any charges under the Management Agreement (provided that any increases must be consistent with local market rates for managers of hotels of similar size, location and quality in the reasonable discretion of Lender); or (3) otherwise modify, change, supplement, alter or amend, or waive or release any of the terms and conditions under, the Management Agreement. In the event that Borrower or Operating Lessee replaces any Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be deemed to be a Qualified Manager.

(d)            Each request by Borrower for approval and consent by Lender pursuant to this Section 5.14 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted. There shall be no administrative or approval fee in connection with this Section 5.14(d), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

(e)            Notwithstanding the foregoing, provided no Event of Default is continuing, Borrower and/or Operating Lessee shall have the right, and the right to permit Manager, without the prior written approval of Lender (but upon prior written notice to Lender), to terminate a Management Agreement at an Individual Property; provided, however, it shall be an Event of Default hereunder in the event that within sixty (60) days of the termination of such Management Agreement (i) Borrower shall have failed (or shall have failed to cause Operating Lessee in the case of clause (2) hereof) to deliver to Lender cash to be deposited into the PIP Reserve Account in an amount equal to the PIP Required Deposit contemplated by the Replacement Management Agreement, which cash shall be held and distributed in accordance with the terms of Section 9.9 hereof and (ii) Borrower fails to deliver evidence reasonably acceptable to Lender that a Replacement Management Agreement is in full force and effect at the applicable Individual Property; provided, however, (1) if the terminated Management Agreement was with a Brand Manager (for which no separate Franchise Agreement existed), and the Replacement Management Agreement is with a Qualified Manager that is not a Brand Manager, Borrower or Operating Lessee, as applicable, shall deliver evidence to Lender that it or Operating Lessee has entered into a Replacement Franchise Agreement within such sixty (60) day period and (2) if a Franchise Agreement for the applicable Individual Property exists, and the Replacement Management Agreement is with a Brand Manager for which no separate Franchise Agreement is required by such Brand Manager, Borrower or Operating Lessee, as applicable, shall deliver evidence to Lender that it or Operating Lessee has terminated the existing Franchise Agreement within such sixty (60) day period.

Section 5.15          Liens

Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16          Debt Cancellation

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Operating Lessee’s business.

Section 5.17          Zoning

Borrower shall not (i) initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or (ii) use or permit the use of any portion of the Properties in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case without the prior written consent of Lender.

Section 5.18          ERISA

(a)            Neither Borrower nor Operating Lessee shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. With respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, to which Borrower, Operating Lessee or any entity that is under common control with Borrower or Operating Lessee within the meaning of ERISA Section 4001(a)(14) or treated as a single employer together with Borrower and/or Operating Lessee under Section 414 of the Internal Revenue Code is or has been obligated to contribute, neither Borrower, Operating Lessee nor any such entity shall incur any material liability.

(b)            Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower and Operating Lessee are not and do not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower and Operating Lessee are not subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

A.	Equity interests in Borrower and Operating Lessee are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

B.	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Operating Lessee are held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or

C.	Borrower and Operating Lessee qualify as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19          No Joint Assessment

Borrower shall not suffer, permit or initiate the joint assessment of the real property comprising any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property.

Section 5.20          Reciprocal Easement Agreements

Borrower shall not enter into, terminate or modify in any material respect any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in the REA. Each request by Borrower for approval and consent by Lender pursuant to this Section 5.20 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted. There shall be no administrative or approval fee in connection with this Section 5.20, but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

Section 5.21          Alterations

Lender’s prior written approval shall be required in connection with any alterations to any Improvements (exclusive of (1) alterations to tenant spaces required under any Lease existing on the date hereof or entered into in accordance with the terms of this Agreement, (2) alterations specifically provided for in an Annual Budget which has been approved by Lender or pursuant to an Annual Budget which Borrower or Operating Lessee does not have the right to approve pursuant to the applicable Management Agreement, (3) alterations undertaken as part of a Restoration in accordance with the terms of this Agreement or as required by Franchisor or Manager to comply with the Franchisor’s or Manager’s standards under any Franchise Agreement or Management Agreement or any (4) PIP required by a Franchisor or Manager) (a) that are reasonably expected to have or do have a Material Adverse Effect on any Individual Property, (b) that are structural in nature or have an adverse effect on any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements), are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold (with credit given for any balance in the Required Repair Reserve or FF&E Reserve which is specifically allocated for such alterations with respect to the applicable Individual Property), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, or (iii) a Letter of Credit acceptable to Lender in its sole and absolute discretion. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold.

Section 5.22          Agreements

During the term of the Loan: (a) Borrower shall fulfill and perform each and every material term, covenant and provision of the Agreements to be fulfilled or performed by Borrower thereunder, if any, in a commercially reasonable manner; (b) Borrower shall, in the manner provided for in this Agreement, give prompt notice to Lender of any material written default notice received by Borrower under any material Agreement, together with a complete copy of any such notice; (c) Borrower shall enforce, short of termination thereof, the performance and observance of each and every material term, covenant and provision of the Agreements to be performed or observed, if any, by the other parties thereto in a commercially reasonable manner; and (d) Borrower shall not enter into, terminate or amend any of the terms or provisions of any of the Agreements, except done in the ordinary course of business or as may be commercially reasonable in Borrower’s ordinary course of business, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Each request by Borrower for approval and consent by Lender pursuant to this Section 5.22 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted.

Section 5.23          Compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws

(a)            None of Borrower, Guarantor, any subsidiary of Borrower or Guarantor, or, to Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any of the foregoing, in each case directly or indirectly, shall use the proceeds of the Loan, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Sanctioned Entity or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause Lender to be in breach of any Sanctions.

(b)           Each of Borrower, Guarantor, any subsidiary of Borrower or Guarantor shall, and, to Borrower’s knowledge, any director, officer, employee, agent or Affiliate of any of the foregoing shall ensure it does not use the Loan in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(c)           Borrower and Guarantor shall comply with all applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects, and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.

Section 5.24          Intentionally Omitted

Section 5.25          Franchise Agreement

(a)           Except as provided in this Agreement, the Properties shall at all times be operated in accordance with the terms and conditions of the Franchise Agreements. Borrower shall, or shall cause Operating Lessee to cause Manager to, (i) pay all sums required to be paid by Borrower, Operating Lessee and/or Manager under the Franchise Agreements, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of the Franchise Agreements, (iii) promptly deliver to Lender a copy of any written notice to Borrower or Operating Lessee of any default by Borrower, Operating Lessee and/or Manager under the Franchise Agreements and notify Lender of any material default under the Franchise Agreements of which it is aware, (iv) promptly deliver to Lender a copy of any written notice to Franchisor of any default by Franchisor under the Franchise Agreements, (v) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, notice of non-performance, report and estimate (a) received by Borrower or Operating Lessee under the Franchise Agreements and (b) required to be delivered by Borrower, Operating Lessee and/or Manager to Franchisor under the Franchise Agreements, (vi) complete all work required under any PIP on or prior to the Outside Date, (vii) not modify or amend the Franchise Agreements to the extent such modification or amendment could reasonably be expected to have a Material Adverse Effect, and (viii) except as provided in clause (b) below not terminate, cancel, or replace the Franchise Agreements, nor replace the Franchisor, nor waive or release any of its rights and remedies under the Franchise Agreements in any material respect, without Lender’s prior written consent. Each request by Borrower for approval and consent by Lender pursuant to this Section 5.25 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted. There shall be no administrative or approval fee in connection with this Section 5.25(a), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

(b)           Notwithstanding the foregoing, provided no Event of Default is continuing, Borrower and/or Operating Lessee shall have the right, and the right to permit Franchisor, without the prior written approval of Lender (but upon prior written notice to Lender), to terminate (including as a result of its expiration) a Franchise Agreement at an Individual Property; provided, however, it shall be an Event of Default hereunder in the event that within sixty (60) days of the termination of such Franchise Agreement (i) Borrower shall have failed (or shall have failed to cause Operating Lessee in the case of clause (2) hereof) to deliver to Lender cash to be deposited into the PIP Reserve Account in an amount equal to the PIP Required Deposit contemplated by the Replacement Franchise Agreement or the Replacement Management Agreement with a Brand Manager, which cash shall be held and distributed in accordance with the terms of Section 9.9 hereof and (ii) Borrower fails to deliver evidence reasonably acceptable to Lender that a Replacement Franchise Agreement or a Replacement Management Agreement with a Brand Manager is in full force and effect at the applicable Individual Property.

Section 5.26          Trade Names

Except as expressly provided herein, Borrower shall not change the trade name or names under which it operates any Individual Property without Lender’s prior written consent.

Section 5.27          CFIUS

During the term of the Loan, Borrower shall (and shall cause the holders of the direct and/or indirect, legal and/or beneficial interests in Borrower to) (a) within five (5) days of receipt of the same, notify Lender of, and provide Lender with a copy of, any inquiry received from CFIUS or any other Governmental Authority related to the Operating Leases, (b) make any filing requested by CFIUS related to the Operating Leases, (c) cooperate with, and fully respond to any inquiries received from, CFIUS or any other Governmental Authority related to CFIUS’s review and/or investigation (the “CFIUS Review”) related to the Operating Leases, within the time permitted by CFIUS or such Governmental Authority, as applicable, and (d) subject to the terms and conditions hereof (including, without limitation, Article 7 hereof), take any mitigation measures requested by CFIUS and/or any Governmental Authority in connection with the CFIUS Review.

Section 5.28          Operating Lease Provisions

With respect to each Operating Lease:

(a)            Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Operating Lease on the part of Borrower, as landlord thereunder, (ii) promptly notify Lender of the giving of any notice under the Operating Lease to Borrower of any default by Borrower, as landlord thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iii) promptly notify Lender of any bankruptcy, reorganization or insolvency of any party under the Operating Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Borrower in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Borrower shall not, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, (x) surrender the leasehold estate created by the Operating Lease or terminate or cancel the Operating Lease or materially modify, change, supplement, alter or amend the Operating Lease (to the extent such modification, change, supplement, alteration or amendment would reasonably be expected to have a Material Adverse Effect), either orally or in writing, or (y) consent to, acquiesce in, or fail to object to, any attempt by any party, as debtor in possession or by a trustee for such party, to sell or transfer such party’s estate free and clear of the Operating Lease under Section 363(f) of the Bankruptcy Code or otherwise. Borrower shall object to any such attempt, as debtor in possession or by a trustee for any such party, to sell or transfer such estate free and clear of the Operating Lease under Section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under Section 363(e) of the Bankruptcy Code. Borrower hereby assigns to Lender all of its rights under Section 363 of the Bankruptcy Code to consent or object to any sale or transfer of any estate free and clear of the Operating Lease, and grants to Lender the right to object to any such sale or transfer on behalf of Borrower, and Borrower shall not contest any pleadings, motions documents or other actions filed or taken on Lender’s or Borrower’s behalf by Lender in the event that the landlord, as debtor in possession or by a trustee, attempts to sell or transfer the fee estate free and clear of the Operating Lease under Section 363(f) of the Bankruptcy Code or otherwise.

(b)            If Borrower shall default in the performance or observance of any term, covenant or condition of the Operating Lease on the part of Borrower, as landlord thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Operating Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Operating Lease shall be kept unimpaired and free from default. If the tenant or landlord under the Operating Lease shall deliver to Lender a copy of any written notice of default under the Operating Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.

(c)            Notwithstanding anything contained herein to the contrary, with respect to each Individual Property, an Operating Lease shall at all times be in full force and effect. At any time on or before the expiration of the existing Operating Lease pursuant to its terms, provided no Event of Default is continuing and upon prior written notice to Lender, Borrower shall have the right (without the prior written approval of Lender) to extend the term of the Operating Lease for a period of five (5) years provided that such extension contains the same material terms and conditions as are set forth in the existing Operating Lease, except for a modification of the rent which shall be “market rent” in accordance with REIT rule requirements (which “market rent” shall be determined by reference to a transfer pricing report that is prepared by an independent national accounting firm). Borrower shall promptly delivery a copy of any such extension to Lender.

(d)            Each request by Borrower for approval and consent by Lender pursuant to this Section 5.28 shall be in writing and contain a legend in capitalized bold letters on the top of the cover page stating: “LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S CONSENT BEING DEEMED TO HAVE BEEN GRANTED” and Borrower shall include the following documentation with such request all materials reasonably necessary in order for Lender to evaluate such matter. In the event that Lender fails to grant or withhold its approval and consent to such matter within such ten (10) Business Day period (and, in the case of a withholding of consent, stating the grounds therefor in reasonable detail), then, so long as no Event of Default is continuing, Lender’s approval and consent shall be deemed to have been granted. There shall be no administrative or approval fee in connection with this Section 5.28(d), but Borrower shall pay any out-of-pocket costs and expenses incurred by Lender.

Section 5.29          Withholding Tax

Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any change in any applicable law requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.  The sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

ARTICLE 6

ENTITY COVENANTS

Section 6.1             Single Purpose Entity/Separateness

Borrower represents, warrants and covenants as follows:

(a)            Borrower has not since the date of its formation and will not:

(i)              engage in any business or activity other than the ownership, operation and maintenance of the Properties, and activities incidental thereto;

(ii)             acquire or own any assets other than (A) the Properties, and (B) such incidental Personal Property as may be necessary for the ownership and operation of the Properties;

(iii)            merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)            (A) fail to observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or (B) amend, modify, terminate or fail to comply with the single purpose entity provisions of its organizational documents, in each case without the prior written consent of Lender and the Rating Agency Confirmation;

(v)             own any subsidiary, or make any investment in, any Person;

(vi)            fail to hold all of its assets solely in its own name;

(vii)          except as contemplated by the Loan Documents with respect to co-borrowers under the Loan and prior loans that have been satisfied in full as of the date hereof, commingle its assets with the assets of any other Person, or permit any Affiliate or constituent party independent access to its bank accounts;

(viii)         incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation (other than certain obligations of Operating Lessee)), other than the Debt and Permitted Debt and prior loans that have been satisfied in full as of the date hereof;

(ix)            fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Borrower from such Affiliate and that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Borrower’s assets, liabilities and net worth shall also be listed on Borrower’s own separate balance sheet;

(x)             except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents and properly reflected on its books and records, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except in the ordinary course of business and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(xi)            maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xii)           except as contemplated by the Loan Documents with respect to co-borrowers under the Loan and certain obligations of Operating Lessee thereunder, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xiii)          make any loans or advances to any Person, or own any stock or securities of, any Person, or buy or hold evidence of indebtedness issued by any other Person;

(xiv)          fail to (A) file its own tax returns separate from those of any other Person, except to the extent that Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements and (B) pay any taxes required to be paid under applicable Legal Requirements; provided, however, that Borrower shall not have any obligation to reimburse its equityholders or their Affiliates for any taxes that such equityholders or their Affiliates may incur as a result of any profits or losses of Borrower;

(xv)           fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;

(xvi)          fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower;

(xvii)        without the unanimous written consent of all of its partners or members, as applicable, and the written consent of all directors or managers of Borrower or each SPE Component Entity, as applicable including, without limitation, each Independent Director, take any Material Action or action that is intended to cause such entity to become insolvent;

(xviii)       fail to fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses;

(xix)           fail to intend to remain solvent or, except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds; provided, however, that the foregoing shall not require Borrower’s members, partners or shareholders to make additional capital contributions to Borrower;

(xx)           acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xxi)          violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or any New Non-Consolidation Opinion;

(xxii)         fail to maintain a sufficient number of employees in light of its contemplated business operations;

(xxiii)        fail to maintain and use separate stationery, invoices and checks bearing its own name;

(xxiv)        have any of its obligations guaranteed by an Affiliate, except (x) as contemplated by the Guaranty and the Environmental Indemnity and prior loans that have been satisfied in full as of the date hereof and (y) with respect to co-borrowers under the Loan or guarantees relating to obligations under the Management Agreements or Franchise Agreements; or

(xxv)        identify itself as a department or division of any other Person.

(b)           (i) If Borrower is a partnership or limited liability company (other than a single-member Delaware limited liability company formed under the Act which complies with the requirements of subsection (b)(ii) below), each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a single-member Delaware limited liability company formed under the Act whose sole asset is its interest in Borrower. Each SPE Component Entity (A) will at all times comply with each of the covenants, terms and provisions contained in Sections 6.1(a)(iii) through (vi) and (viii) through (xxiv) inclusive, as well as the requirements of clause (ii) below, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (B) will not engage in any business or activity other than owning an interest in Borrower; (C) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (D) will not own any subsidiary, or make any investment in any Person other than its investment in Borrower; (E) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) and (F) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or limited liability company agreement, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status and complies with the requirements set forth in subsections (ii) and (iii) below, the SPE Component Entity requirement as set forth in this section shall not be applicable. For the avoidance of doubt, during the term of the Loan, none of Borrower, Operating Lessee nor any SPE Component Entity shall be a corporation.

(ii)             In the event Borrower or SPE Component Entity is a single member limited liability company formed under the Act (as applicable, the “Company”), the limited liability company agreement of the Company (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the sole member of the Company (“Member”) to cease to be the member of the Company (other than (1) upon an assignment by Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of the Company in accordance with the terms of the Loan Documents and the LLC Agreement), the personal representative of Member is authorized to, and shall, within ninety (90) days of the occurrence of the event that terminated the continued membership of the Member in the Company, agree in writing to continue the existence of the Company and to the admission of such personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that caused the Member to cease to be a member of the Company, any person acting as Independent Director of the Company and executing the LLC Agreement (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of the Company, automatically be admitted to the Company as Special Member and shall continue the existence of the Company without dissolution, and (B) Special Member may not resign from the Company or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to the Company as Special Member in accordance with the requirements of the Act and (2) after giving effect to such resignation, such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member, (w) Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of the assets of the Company, (x) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company, (y) Special Member, in its capacity as Special Member, may not bind the Company, and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. Prior to its admission to the Company as Special Member, Special Member shall not be a member of the Company, but the Special Member may serve as an Independent Director of the Company. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the Company and upon the occurrence of such an event, the existence of the Company shall continue without dissolution. The LLC Agreement shall also provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve the Company upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the Company.

(c)            The organizational documents of Borrower and each SPE Component Entity shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(d)           Borrower has executed and delivered to Lender the certificate attached hereto as Exhibit D, and Borrower has caused the Operating Lessee for the Individual Property known as “Residence Inn Jacksonville” to execute and deliver to Lender the certificate attached hereto as Exhibit E.

Section 6.2            Change of Name, Identity or Structure

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower or each SPE Component Entity (if any), (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure or state of organization, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Properties, and representing and warranting that Borrower does business under no other trade name with respect to the Properties. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3            Business and Operations

Borrower will qualify to do business and will remain in good standing under the laws of the States as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

Section 6.4             Independent Directors

The organizational documents of Borrower (where Borrower is a corporation or a single member limited liability company formed under the Act) or SPE Component Entity, as applicable, shall include the following provisions: (a) at all times there shall be, and Borrower or SPE Component Entity, as applicable, shall cause there to be, at least two (2) Independent Directors; (b) the board of directors or managers of Borrower or SPE Component Entity, as applicable, shall not take any Material Action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock, articles of organization or operating agreement requires unanimous vote of the board of directors or managers of Borrower or SPE Component Entity, as applicable, unless at the time of such action there shall be at least two members of the board of directors or managers who are Independent Directors; (c) Borrower or SPE Component Entity, as applicable, shall not, without the unanimous written consent of its board of directors or managers, including the Independent Directors, on behalf of itself or Borrower, as the case may be, take any Material Action or any action that might cause such entity to become insolvent, and when voting with respect to such matters, the Independent Directors shall, to the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, consider only the interests of Borrower and the SPE Component Entity (including their respective creditors), and except for its duties to Borrower and the SPE Component Entity with respect to voting on matters as set forth immediately above (which duties shall extend to the constituent equity owners of Borrower and the SPE Component Entity solely to the extent of their respective economic interests in Borrower or the SPE Component Entity but shall exclude (i) all other interests of such constituent equity owners, (ii) the interests of other affiliates of Borrower or the SPE Component Entity, and (iii) the interests of any group of affiliates of which Borrower and the SPE Component Entity are a part), the Independent Directors shall not have any fiduciary duties to such constituent equity owners, any officer or any other Person; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing; and (d) no Independent Director of Borrower or SPE Component Entity may be removed or replaced other than as a result of an Independent Director Event, and any such removal or replacement shall not occur unless Borrower or SPE Component Entity provides Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director; provided, however, no resignation or removal of an Independent Director shall be effective until a successor Independent Director is appointed and has accepted his or her appointment.

ARTICLE 7

NO SALE OR ENCUMBRANCE

Section 7.1             Transfer Definitions

For purposes of this Article 7 “Restricted Party” shall mean Borrower, Operating Lessee, Guarantor, any SPE Component Entity (if any), any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Operating Lessee, Guarantor, any SPE Component Entity (if any), any Affiliated Manager or any non-member manager, other than a natural person, and for the avoidance of doubt, shall include Stirling OP Limited Partner LLC and Stirling Hotels & Resorts, Inc.; and a “Transfer” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest (including, without limitation, the issuance, conversion or redemption of stock, membership interests and/or partnership interests, as applicable).

Section 7.2             No Sale/Encumbrance

(a)             Borrower shall not, without the prior written consent of Lender, cause or permit a Transfer of the Properties or any part thereof or any legal or beneficial interest therein nor permit a Transfer of an interest in any Restricted Party, nor otherwise permit a dissolution of a Restricted Party, other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, a Condemnation in accordance with the provisions of Section 8.4 or as otherwise expressly permitted in accordance with the terms of this Agreement (in each case, a “Prohibited Transfer”).

(b)             A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Properties for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited, general or limited liability partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) intentionally omitted; or (viii) entering into a PACE Loan.

Section 7.3            Permitted Transfers

Notwithstanding anything contained in the Loan Documents to the contrary, the following Transfers of legal or beneficial equity interests shall not be deemed to be a Prohibited Transfer and shall not require the consent of Lender: (a) a Transfer (but not the pledge) by devise or descent or by operation of law upon the death or as a result of the legal incapacity of a natural person of such Person’s interest in a Restricted Party to the person or persons lawfully entitled thereto, provided Borrower delivers written notice to Lender as soon as practicable thereafter and that such Restricted Party is promptly reconstituted, if applicable, following the death or incapacity of such person; (b) Transfers (but not pledges) made in good faith for estate planning purposes of an individual’s interests in any Restricted Party to the spouse or any lineal descendant of such individual, or to a trust for the benefit of any one or more of such individual, spouse or lineal descendant, provided such Restricted Party is reconstituted, if required, following such Transfer; (c) the Transfer (but not the pledge) of the stock, partnership or membership interests (as the case may be) in a Restricted Party; and (d) an Additional Permitted Transfer; provided, however, with respect to clauses (a), (b), (c), and (d) above, (i) other than the Contribution Transfer, no such Transfers shall result in a change in Control of Borrower, Guarantor, any SPE Component Entity or any Affiliated Manager, (ii) following such Transfer, Guarantor (including AHLP if still a Guarantor pursuant to the terms of the Guaranty) shall own not less than fifty-one percent (51%) of the direct or indirect equity interests in, and Control, Borrower and any SPE Component Entity, (iii) following such Transfer, Borrower and any SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof, (iv) as a condition to each such Transfer, (A) except with respect to clause (a), (c) and (d), Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, (B) Borrower shall continue to comply with the representations, warranties and covenants contained in Sections 4.38, 5.18, 5.23 and 5.27 hereof (and upon request of Lender, deliver to Lender a statement signed by an authorized officer of Borrower which certifies to such compliance), (C) to the extent any transferee will own twenty percent (20%) or more (or, if such transferee is a foreign Person, ten percent (10%) or more) of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty percent (20%) (or, if such transferee is a foreign Person, ten percent (10%) or more) of the direct or indirect ownership interests in Borrower as of the Closing Date), Lender may request and Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) the results of which shall be reasonably acceptable to Lender with respect to such transferee (and Lender hereby acknowledges satisfaction of this clause (C) as to the Contribution Transfer); and (D) if such Transfer shall cause any transferee, together with its Affiliates, to acquire direct or indirect equity interests in Borrower or any SPE Component Entity aggregating to more than forty-nine percent (49%), or to increase its equity interests in Borrower or any SPE Component Entity from an amount that is less than forty-nine percent (49%) to an amount that is greater than forty-nine percent (49%), Borrower shall deliver a New Non-Consolidation Opinion addressing such Transfer or (e) the sale, transfer, issuance or redemption of shares of capital stock (including common stock and preferred stock) of Stirling Hotels & Resorts Inc. so long as it is a reporting company pursuant to the Exchange Act or in any Restricted Party that is publicly traded and listed on the New York Stock Exchange or another nationally recognized publicly-traded stock exchange. In no event shall more than forty-nine percent (49%) of the direct or indirect equity interests in Borrower or any SPE Component Entity, be owned by a Delaware Statutory Trust, a tenancy-in-common, a Crowdfunded Person, or any Person who is (i) Controlled (directly or indirectly) by one or more of the foregoing and/or (ii) more than forty-nine percent (49%) owned (directly or indirectly) by one or more of the foregoing. Upon request from Lender, Borrower shall promptly deliver to Lender an updated organizational chart reflecting each Transfer made pursuant to this Section 7.3. All out-of-pocket reasonable costs and expenses incurred by Lender in connection with its review of any of the foregoing Transfers shall be paid by Borrower whether or not any such Transfer is consummated.

Section 7.4           Assumption

Notwithstanding the foregoing provisions of this Article 7, following the date which is six (6) months from the Closing Date, Lender shall not unreasonably withhold consent to a Transfer of the Properties in their entirety and the assumption of the Loan by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)            no Event of Default shall be continuing at the time the notice in clause (b) below is received by Lender or at the time of the Transfer;

(b)           Borrower shall deliver written notice to Lender of the terms of such proposed Transfer not less than sixty (60) days before the date on which such Transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transfer and Transferee as Lender shall reasonably require in evaluating an initial extension of credit, which information shall include, without limitation, a fully executed copy of the purchase and sale agreement and all amendments and assignments thereof, as well as the sources and uses of funds or closing or settlement statement relating to the Transfer. Lender shall have the right to approve or disapprove the proposed Transfer based on its (or the servicer’s on behalf of Lender) then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed Transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Properties, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate (provided, however, such Transferee shall not be a Delaware Statutory Trust, a tenancy-in-common, a Crowdfunded Person, or any Person who is (i) Controlled (directly or indirectly) by one or more of the foregoing an/or (ii) more than forty-nine percent (49%) owned (directly or indirectly) by one or more of the foregoing);

(c)            Borrower shall pay to Lender, concurrently with the closing of such proposed Transfer, (i) a non-refundable assumption fee in an amount equal to one percent (1.0%) of the then outstanding principal balance of the Note, and (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements and Rating Agency fees, incurred by Lender in connection with the proposed Transfer (which shall be paid whether or not the proposed Transfer actually occurs);

(d)           (i) Transferee shall assume and agree to pay the Debt as and when due and shall assume all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof and, prior to or concurrently with the closing of such Transfer, Transferee and its constituent partners, members or shareholders as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and (ii) if required by Lender, a Person affiliated with Transferee and acceptable to Lender (a “Transferee Principal”) shall assume the obligations of Guarantor under the Loan Documents with respect to all acts and events occurring or arising after the closing of the Transfer and the then existing Guarantor shall be released under the Guaranty with respect to all acts and events first occurring or arising after the date of such Transfer;

(e)           Borrower and Transferee, without any cost to Lender, shall furnish any information requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable Legal Requirements, and shall execute any additional documents reasonably requested by Lender;

(f)            Borrower shall deliver to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Properties, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(g)           Transferee shall furnish to Lender, all documents evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which documents shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(h)           Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement pursuant to an Assignment of Management Agreement in form and substance reasonably satisfactory to Lender, and if the new Manager is an Affiliate of Transferee, a New Non-Consolidation Opinion reasonably satisfactory to Lender;

(i)            intentionally omitted;

(j)            Transferee shall furnish to Lender, if required by Lender, a REMIC Opinion, a New Non-Consolidation Opinion, and an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (D) with respect to such other matters as Lender may reasonably request;

(k)            if required by Lender, Lender shall receive a Rating Agency Confirmation;

(l)            Transferee shall, as applicable, assume the obligations of Borrower or Operating Lessee under any Franchise Agreement or enter into (i) a Replacement Franchise Agreement with a Qualified Franchisor and (i) a tri-party or similar agreement with such Qualified Franchisor and Lender that is in form and substance reasonably satisfactory to Lender;

(m)           intentionally omitted;

(n)           the proposed transfer to the Transferee shall not constitute a Covered Transaction or, if the proposed transfer to the Transferee is a Covered Transaction, then CFIUS Approval shall be obtained with respect to such proposed transfer; and

(o)           Borrower’s obligations under the purchase and sale agreement pursuant to which the Transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.4.

The consent of Lender with respect to a Transfer of the Properties in their entirety to, and the assumption of the Loan by, a Transferee pursuant to this Section 7.4 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Transfer of the Properties. Upon the Transfer of the Properties pursuant to this Section 7.4, Borrower and Guarantor (if a Transferee Principal has assumed the obligations of Guarantor under the Loan Documents pursuant to this Section 7.4) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer.

Section 7.5            Immaterial Transfers and Easements, Etc.

(a)            Borrower may, without the consent of Lender, (i) make immaterial Transfers of unimproved, non-income producing portions of an Individual Property (each an “Outparcel”) to Governmental Authorities for dedication or public use, and (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities or for other similar purposes, provided that no such Transfer, conveyance or encumbrance set forth in the foregoing clauses (i) or (ii) shall materially impair the utility and operation of such Individual Property or reasonably be expected to, or does, have a Material Adverse Effect. In connection with any Transfer permitted pursuant to this Section 7.5, Lender shall execute and deliver any instrument reasonably necessary or appropriate, in the case of the Transfers referred to in clause (i) above, to release the portion of the Individual Property affected by such Condemnation or such Transfer from the Lien of the Mortgages or, in the case of clause (ii) above, to subordinate the Lien of the Mortgages to such easements, restrictions, covenants, reservations and rights of way or other similar grants upon receipt by Lender of:

(A)            fifteen (15) days’ prior written notice thereof;

(B)            a copy of the instrument or instruments of Transfer;

(C)            a certificate from an officer of Borrower stating (1) with respect to any Transfer, the consideration, if any, being paid for the Transfer, and (2) that such Transfer does not materially impair the utility and operation of the Individual Property and would not reasonably be expected to have and does not have a Material Adverse Effect; and

(D)            reimbursement of all of Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with such Transfer (which shall be paid by Borrower whether or not the proposed Transfer actually occurs).

(b)           Notwithstanding the foregoing provisions of this Section 7.5, for so long as the Loan is included in a REMIC Trust in connection with a Securitization, no release of the Outparcel from the Lien of the Mortgages will be permitted unless, immediately after the Release, either (i) the LTV Ratio is equal to or less than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, based solely on the value of the real property excluding personal property and going concern value, if any, provided, however, Borrower will not, under any circumstances, be required to obtain an appraisal or broker’s opinion of value in connection with Lender making its determination if Borrower certifies that the REMIC LTV is less than one hundred twenty five percent (125%)) or (ii) the principal balance of the Loan is paid down by the least of the following amounts: (A) an amount equal to the net proceeds or other compensation paid by a Governmental Authority in connection with a Transfer described in Section 7.5(a)(i), (B) the fair market value of the Outparcel at the time of release, or (C) an amount such that the LTV Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release.

ARTICLE 8

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1            Insurance

(a)            Borrower shall obtain and maintain, or cause to be obtained and maintained, at all times insurance for Borrower and the Properties providing at least the following coverages:

(i)            comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver for depreciation; (B) written on a no co-insurance form; (C) providing for no deductible in excess of $500,000.00 (except for deductibles for windstorm, flood, and earthquake coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Properties set forth in the Policy); and (D) if any of the Improvements or the use of the Properties shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction as reasonably determined by Borrower and Lender. In addition, Borrower shall obtain: (aa) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus and such greater amount as Lender and Borrower may agree upon (Borrower may obtain “flood” coverage through a qualified government or other private insurers so long as coverage “meets” the requirements of the “NFIP” coverage) and (bb) earthquake and named windstorm insurance in form and substance satisfactory to Lender and in an amount reasonably acceptable to Lender based on the most current RMS or AIR software, or its equivalent, and including business interruption and loss amplification; provided that the insurance pursuant to clauses (aa) and (bb) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)            business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross earnings from the operation of the Properties for the full period of said Restoration or the expiration of eighteen (18) months (as reduced to reflect expenses not incurred during a period of Restoration); and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such earnings either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Properties are repaired or replaced and operations are resumed, whichever first occurs. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross earnings from the Properties for the succeeding twelve (12) month period. Notwithstanding previous stated provisions, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)            at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Properties coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability, covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Properties and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)            comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)            commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Properties, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence, providing for no deductible in excess of $100,000 without prior written consent of Lender; and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) blanket contractual liability for all insured contracts;

(vi)            if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)           if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the State in which the Properties are located;

(viii)          umbrella and excess liability insurance in an amount not less than $50,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for liquor liability, employer’s liability and automobile liability, which umbrella liability coverage shall apply in excess of the liquor liability, employer’s liability and automobile liability coverage required herein;

(ix)            the insurance required under this Section (a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections (a) (i), (ii), (v) and (viii) above at all times during the term of the Loan provided said terrorism coverage remains economically feasible through Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA); or a similar or subsequent statute as may be enacted. Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence; however, Borrower shall not be required to spend on terrorism insurance more than two (2) times the terrorism insurance premium that is in place on the origination date of the Loan;

(x)             liquor liability containing minimum limits per occurrence of $1,000,000; and

(xi)            upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender and Borrower from time to time may agree are reasonable insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the region in which the Properties are located.

(b)           All insurance provided for in Section (a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of (y) “A” or better by S&P if S&P rates the insurance company and is rating the Securities, “A2” or better by Moody’s, if Moody’s rates the insurance company and is rating the Securities and “A” or better by Fitch, if Fitch rates the insurance company and is rating the Securities, (provided, however for multi-layered policies, (A) if four (4) or less insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P if S&P rates the insurance company and is rating the Securities, “A2” or better by Moody’s, if Moody’s rates the insurance company and is rating the Securities, “A” or better by Fitch, if Fitch rates the insurance company and is rating the Securities, with no remaining carrier below “BBB” by S&P if S&P rates the insurance company and is rating the Securities, “Baa2” by Moody’s, if Moody’s rates the insurance company and is rating the Securities, and “BBB” or better by Fitch, if Fitch rates the insurance company and is rating the Securities or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P if S&P rates the insurance company and is rating the Securities, “A2” or better by Moody’s, if Moody’s rates the insurance company and is rating the Securities and “A” or better by Fitch, if Fitch rates the insurance company and is rating the Securities with no remaining carrier below “BBB” by S&P, “Baa2” by Moody’s, if Moody’s rates the insurance company and is rating the Securities and “BBB” by Fitch, if Fitch rates the insurance company and is rating the Securities) and (z) a rating of “A-:VIII” or better in the current Best’s Insurance Reports. Notwithstanding the foregoing, Lender approves the insurance companies providing the Policies as of the Closing Date, subject to no withdrawal or downgrade below the AM Best rating of A-: VIII. At renewal of the current policy term on 6/1/24 for Property and 1/1/24 for Liability, Borrower agrees that such policies will be provided by insurance companies meeting the rating requirements set forth hereinabove.

(c)            Upon expiration following the inception of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies shall be furnished to Lender. Within forty five (45) days following inception of the Policies, Borrower shall provide satisfactory evidence of payment of premiums (the “Insurance Premiums”) as required or requested by Lender. Notwithstanding the foregoing, as a condition of permitting the payment of the Insurance Premiums to be financed through a third-party premium financing company under a premium finance agreement (“Premium Finance Agreement”) (A) Borrower shall submit to Lender evidence of payment of each and every installment due under the Premium Finance Agreement as each installment becomes due and payable; (B) the premium financing company shall have agreed to provide Lender with notice in the event of cancellation of the Policies that are subject to the Premium Finance Agreement; and shall be maintained during the entire term of the loan or until such time as the premiums are no longer under a premium financing agreement.

(d)            Such Policies may be “blanket policies” covering multiple locations so long as the coverages for the Properties provide the protections listed above and, provided further that, any material changes to such blanket policies, including changes to the limits under such policies which are in effect as of the Closing Date or an aggregation of the insured values covered under such blanket policies the reduction or erosion of flood, wind and/or named storm and earthquake limits shall be subject to the prior approval of Lender and the Rating Agencies (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Properties (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage as set forth in Section 8.1 for the Properties and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Nothing contained herein this subsection (d) shall modify any terms of this Agreement or limit Lender’s rights or Borrower’s obligation under Section 8.1.

(e)            All Policies provided for or contemplated by clause (a) hereof, shall name Borrower as a named insured and, in the case of liability policies, except for the Policy referenced in Section 8.1(a)(vi) and (vii) of this Agreement, shall name Lender as its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance.

(f)            All property Policies shall contain clauses or endorsements to the effect that:

(i)             no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)            the Policy shall not be canceled and, if commercially available, materially changed (other than to increase the coverage provided thereby) without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(iii)            Borrower shall give written notice to Lender if the Policy has not been renewed prior to its expiration; and

(iv)            Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(g)           Borrower shall promptly forward to Lender a copy of any written notice received by Borrower from any insurer noticing any policy cancellation or cancellation of any coverages afforded under any of the Policies.

(h)           If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with notice, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) days’ written notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(i)            As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 8.1, Borrower will not be in default under this Section 6.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”); provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Lender hereby reserves the right to deny its consent to any Non-Conforming Policy regardless of whether or not Lender has consented to the same on any prior occasion.

Section 8.2            Intentionally Omitted

Section 8.3            Casualty

If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the Restoration in accordance with Section 8.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds that are in amounts less than the Restoration Threshold and Lender shall have the right to approve any adjustment of claims for Insurance Proceeds in amounts equal to or in excess of the Restoration Threshold; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the exclusive right to participate in the adjustment of claims for Insurance Proceeds. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with any Individual Property and Borrower shall reimburse Lender for any expenses incurred by Lender in connection therewith, including without limitation, reasonable out-of-pocket attorneys’ fees.

Section 8.4            Condemnation

Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all documents served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all documents requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 8.4, whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 8.5            Restoration

The following provisions shall apply in connection with the Restoration of each Individual Property:

(a)            If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt of Borrower’s written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)            If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, then the provisions of this Section 8.5(b) shall be applicable, and Lender shall make the Net Proceeds available for the Restoration subject to the conditions of and in accordance with the provisions of this Section 8.5. The term “Net Proceeds” for purposes of this Section 8.5 shall mean: (i) the net amount of all insurance proceeds received by Lender as a result of a Casualty (excluding insurance proceeds from rent loss, liability or workers’ compensation coverage), after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i)               Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)            no Event of Default shall have occurred and be continuing;

(B)            (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on any Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed forty percent (40%) of any Individual Property’s fair market value (as reasonably determined by Lender) immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting any Individual Property is taken, such land is located along the perimeter or periphery of any Individual Property, and less than fifteen percent (15%) of the aggregate floor area of the Improvements is taken and the taking does not exceed fifteen percent (15%) of any Individual Property’s fair market value immediately prior to the occurrence of such taking;

(C)            the occurrence of such Casualty or Condemnation shall not result in the termination of any Management Agreement, any Franchise Agreement or any Operating Lease;

(D)            Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)            Lender shall be satisfied that all scheduled payments of principal and interest under the Note, which will be incurred during the period of Restoration will be covered out of the Net Proceeds, insurance coverage referred to in Section 8.1(a)(iii) above, or other funds of Borrower;

(F)            Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) unless otherwise agreed to by Manager and Franchisor (as applicable), the earliest date required for such completion under the terms of the Management Agreement and Franchise Agreement (as applicable) or any material agreements affecting any Individual Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G)            Lender shall be satisfied that the fair market value and cash flow from each Individual Property after the Restoration will not be less than the fair market value and cash flow immediately prior to the Casualty or Condemnation, as applicable;

(H)           each Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements;

(I)            the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(J)            such Casualty or Condemnation, as applicable, does not result in the loss of access to any Individual Property or the Improvements that would reasonably be expected to have a Material Adverse Effect;

(K)            Borrower shall deliver, or cause to be delivered, to Lender a detailed budget certified by Borrower’s architect or engineer setting forth the cost of completing the Restoration, which budget shall be reasonably acceptable to Lender, together with complete plans and specifications for the Restoration; and

(L)            the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration.

(ii)            Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 8.5(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all the conditions precedent to such advance, including those set forth in Section 8.5(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on any Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy. Insurance Proceeds from rent loss or business interruption coverage, as applicable, which are required to be maintained by Borrower pursuant to Section 8.1(a), shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and operating expenses.

(iii)            All plans and specifications required in connection with the Restoration which relate to work estimated to cost in excess of $50,000, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”), in each case, which shall not be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration engaged to preform work estimated to cost in excess of $50,000, as well as the contracts in excess of $50,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant, in each case, which shall not be unreasonably withheld, conditioned or delayed. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv)            In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed. The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.5(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.5(b) and that all approvals necessary for the re-occupancy and use of any Individual Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgages and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)            Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)            If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.5(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)           The excess, if any, of the Insurance Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.5(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)            All Net Proceeds not required to be made available for Restoration, returned to Borrower as excess Net Proceeds pursuant to Section 8.5(b)(vii), or in the case of Condemnation Proceeds, applied by Lender in accordance with this Section 8.5(c), may (i) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (ii) at the sole discretion of Lender, be paid, either in whole or in part, to Borrower for such purposes and upon such conditions as Lender shall designate. If, pursuant to this Section 8.5, Lender shall receive and retain Net Proceeds, the Debt shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction thereof; provided, however, that in the event the Net Proceeds are applied to the Debt due to Lender not making the Net Proceeds available for Restoration and such Net Proceeds are not sufficient to repay the Allocated Loan Amount of the Individual Property subject to the casualty or condemnation in its entirety, then for so long as no Event of Default has occurred and is continuing, Borrower shall be permitted to prepay the remainder of the Allocated Loan Amount of the Individual Property subject to casualty or condemnation in compliance with the requirements of Article 2, without the requirement for defeasance or the payment of any prepayment premiums, fee or penalty, provided (1) Borrower delivers to Lender written notice of its election to prepay the Allocated Loan Amount of the Individual Property subject to casualty or condemnation within ten (10) days following receipt of Lender’s notice to apply Net Proceeds to the Allocated Loan Amount of the Individual Property subject to casualty or condemnation and (2) Borrower’s prepayment is made within ninety (90) days of making its election. Notwithstanding anything to the contrary contained herein or any other Loan Document, following a Securitization of the Loan or any portion thereof or interest therein, if, after a taking of any portion of any Individual Property by a condemning authority, the ratio of the unpaid principal balance of the Loan to the value of the remaining Properties (as determined by Lender using any commercially reasonable valuation method, but based solely on the value of real property and excluding personal property and going-concern value; provided, however, Borrower will not, under any circumstances, be required to obtain an appraisal or broker’s opinion of value in connection with Lender making its determination) (the “LTV Ratio”) is greater than one hundred twenty-five percent (125%), then Borrower shall be required to repay a portion of the principal balance of the Debt by an amount equal to the least of the following amounts: (i) all Condemnation Proceeds, (ii) the fair market value of such portion of the Individual Property taken at the time of the taking, and (iii) an amount such that the LTV Ratio following the taking is not greater than the LTV Ratio immediately prior to the taking.

(d)           In the event of foreclosure of any Mortgage, or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

ARTICLE 9

RESERVE FUNDS

Section 9.1            Required Repairs

(a)           Borrower shall make (i) the repairs and improvements to the Property set forth on Schedule 9.1(i) and as more particularly described in the applicable Environmental Report for the Individual Property known as “Residence Inn Jacksonville” (such repairs hereinafter referred to as “Required Environmental Repairs”) and (ii) the repairs and improvements to the applicable Properties set forth on Schedule 9.1(ii) and as more particularly described in the Property Condition Reports (collectively, such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Environmental Repairs in a good and workmanlike manner on or before the date that is nine (9) months from the Closing Date. Borrower shall complete the remaining Required Repairs in a good and workmanlike manner on or before the date that is twelve (12) months from the Closing Date or within such other time frame for completion specifically set forth on Schedule 9.1(ii) hereof.

(b)           Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the date hereof the amount of $70,200.00, which amount equals one hundred twenty-five percent (125%) of the estimated cost for the completion of the Required Repairs. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds”.

(c)           Upon the earliest to occur of (i) the timely completion of all Required Repairs and any Additional Required Repairs, if any, in accordance with the requirements of this Agreement, as verified by Lender in its reasonable discretion, (ii) the payment in full of the Debt or (iii) the earlier release of the Lien of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing, all amounts remaining on deposit, if any, in the Required Repair Account shall be returned to Borrower.

Section 9.2            Replacements

(a)           On an ongoing basis throughout the term of the Loan, Borrower shall make capital repairs, replacements and improvements necessary to keep the Properties, including, but not limited to FF&E, in good order and repair and in a good marketable condition or prevent deterioration of the Properties (collectively, the “Replacements”). Borrower shall complete all Replacements in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.

(b)           Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “FF&E Reserve Account”) into which Borrower shall deposit on the date hereof $0.00. Except to the extent adequately reserved for pursuant to a Management Agreement, Borrower shall deposit an amount equal to the greater of (i) four percent (4%) of Gross Revenues or (ii) the amount required to be reserved under each Management and/or Franchise Agreement (the “FF&E Reserve Monthly Deposit”), such deposit amount to be determined by Lender based on financial statements made available to Lender by Borrower two (2) months prior to the date of such calculation, into the FF&E Reserve Account on each Payment Date. Amounts so deposited shall hereinafter be referred to as “FF&E Reserve Funds.”

(c)            All sums not theretofore used and remaining on deposit in the FF&E Reserve Account shall be disbursed to Borrower upon the earliest to occur of (i) payment in full of the Debt or (ii) the release of the Lien of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.

Section 9.3            Intentionally Omitted

Section 9.4            Tax and Insurance Reserve Funds

(a)            Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent (the “Tax and Insurance Reserve Account”) sufficient to discharge Borrower’s obligations for the payment of Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof into which Borrower shall deposit on the date hereof $0.00, in each case, which shall be sufficient to make the payments of Property Taxes and Insurance Premiums as required herein. Unless Lender determines that such items are adequately reserved for pursuant to a Management Agreement, Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one-twelfth of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent that the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(b)           All sums on deposit in the Tax and Insurance Reserve Account shall be disbursed to Borrower upon the earliest to occur of (i) payment in full of the Debt or (ii) the release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, provided no Event of Default is then continuing.

Section 9.5           Excess Cash

Borrower shall establish on the date hereof an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit all Excess Cash on each Payment Date during the continuation of a Cash Sweep Period (the “Excess Cash Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds”. Excess Cash Reserve Funds shall be held by Lender as additional security for the Loan; provided, however, during the continuance of an Event of Default, Lender shall have the right, but not the obligation, in its sole discretion to apply Excess Cash Reserve Funds to the Debt in such order and in such manner as Lender shall elect. Provided no Event of Default has occurred and is continuing, all sums on deposit in the Excess Cash Reserve Account shall be disbursed to Borrower upon the earlier to occur of (i) payment in full of the Debt, (ii) the release of the Lien of the Mortgages (and all related obligations) in accordance with the terms of this Agreement, or (iii) the discontinuation of a Cash Sweep Period (provided no other Cash Sweep Period is then in effect).

Section 9.6            Required Work

Borrower shall diligently pursue all Required Repairs and Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:

(a)            Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work at any Individual Property to the extent such contracts or work orders exceed $250,000. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(b)           Upon the occurrence and during the continuance of an Event of Default, Lender shall have the option to withhold disbursement for such unsatisfactory Required Work and to proceed under existing contracts or to contract with third parties to complete such Required Work and to apply the FF&E Reserve Funds toward the labor and materials necessary to complete such Required Work, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(c)            During the continuance of an Event of Default, in order to facilitate Lender’s completion of the Required Work, Borrower grants Lender the right to enter onto the Properties and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect the Properties from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary or desirable to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of the Required Work, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Properties or the rehabilitation and repair of the Properties; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.

(d)           Nothing in this Section 9.6 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.6 to enter onto the Properties, together with a representative of Borrower, during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Properties, and to complete any Required Work made pursuant to this Section 9.6. Borrower shall cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.6 or the completion of Required Work pursuant to this Section 9.6.

(f)            Lender may, to the extent any Required Work would reasonably require an inspection of the Properties, inspect the Properties at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $500 for each such inspection. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(g)           The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances).

(h)            Unless Borrower has delivered acceptable lien waivers for all applicable mechanics and materialmens, before each disbursement of the Reserve Funds for Required Work at any Individual Property in excess of $250,000, Lender may require Borrower to provide Lender with a search of title to the Properties effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Properties since the date of recordation of the Mortgages and that title to the Properties is free and clear of all Liens (except for Permitted Encumbrances).

(i)            All Required Work shall comply with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

Section 9.7            Release of Reserve Funds

(a)            Upon written request from Borrower and satisfaction of the requirements set forth in this Agreement, Lender shall disburse to Borrower (or, with respect to disbursements from the Required Repair Account or FF&E Reserve Account, if Guarantor pays for any Required Repairs or FF&E expenditures, including during a Cash Sweep Period, to Guarantor) within ten (10) days amounts from the Required Repair Account or FF&E Reserve Account, as applicable, to the extent necessary to pay for or reimburse Borrower or Guarantor, as applicable, for the actual costs of any approved Replacements (including in both cases, without limitation, any project management fees, construction management fees, design and architectural fees, procurement fees and other similar fees, whether owed to any Manager or otherwise). Notwithstanding the preceding sentence, in no event shall Lender be required to (y) disburse funds from any of the Reserve Accounts if an Event of Default exists, or (z) disburse funds from the FF&E Reserve Account to reimburse Borrower or Guarantor, as applicable, for the costs of routine repairs or maintenance to any Individual Property or for costs which are to be reimbursed from funds held in the Required Repair Account.

(b)            With each request for disbursement, Borrower shall certify in writing to Lender that all Required Work has been performed in accordance with all Legal Requirements and that all such Required Work has been completed lien free and paid for in full or will be paid for in full upon disbursement of the requested funds. In addition, each request for disbursement in excess of $250,000 shall be on a form provided or approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided, (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made, (iii) if requested by Lender, conditional lien waivers from each contractor, supplier, materialman, mechanic or subcontractor with respect to the completion of its work or delivery of its materials. Except as provided in Section 9.7(d), each request for disbursement shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence satisfactory to Lender in its reasonable judgment of such completion or performance.

(c)            Any lien waiver delivered hereunder shall conform to all Legal Requirements and shall cover all work performed and materials supplied (including equipment and fixtures) for any Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current disbursement request.

(d)            If the cost of any item of Required Work exceeds $250,000, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) the materials for which the request is made are on site at any Individual Property and are properly secured or have been installed in any Individual Property, (B) all other conditions in this Agreement for disbursement have been satisfied, and (C) in the case of a Replacement are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.

(e)            Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month for any Individual Property and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.

(f)            In the event Borrower requests a disbursement from the Required Repair Account to pay for or to reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule 9.1(i) or (ii), or for a Required Repair to the extent the cost of such Required Repair exceeds one hundred twenty-five percent (125%) of the estimated cost of such Required Repair as set forth on Schedule 9.1(i) or (ii) (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required Repair Account should be used to pay for such Additional Required Repair. If Lender determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the Properties specified on Schedule 9.1(i) or (ii), and (v) all other conditions for disbursement under this Agreement have been met, Lender may disburse funds from the Required Repair Account.

(g)            Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.

(h)            If the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. If at any time Lender reasonably determines that the Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(i)            The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 9.8            Intentionally Omitted

Section 9.9            PIP Reserve Funds

(a)           Borrower shall deposit into an Eligible Account held by Lender or Lender’s agent (the “PIP Reserve Account”) (i) on the Closing Date, $7,437,050.00 for the amounts due under the Franchise Agreement extension for the Individual Property known as “Residence Inn Hartford Manchester”, (ii) twelve (12) months prior to the expiration of any Franchise Agreement, (x) to the extent such amounts have been determined, all amounts due by Borrower or Operating Lessee under such Franchise Agreement extension, and (y) to the extent such amounts have not been determined in such twelve (12) month period, Fifteen Thousand and 00/100 Dollars ($15,000.00) per key per applicable Individual Property until such amounts have been determined and deposited into the PIP Reserve Account (and, for the avoidance of doubt, if the foregoing deposits are insufficient to cover the PIP once such amounts are determined, Borrower or Operating Lessee shall immediately deposit the difference into the PIP Reserve Account), and (iii) (x) to the extent not duplicative of the amounts in clause (ii) hereof, on the date that any PIP, including, without limitation, any PIP relating to a Replacement Management Agreement and/or Replacement Franchise Agreement (the “New PIP”) is imposed by a Franchisor or Manager, the PIP Required Deposit for such New PIP and (y) on the first Business Day of each calendar year thereafter, an amount equal to the PIP Required Deposit (any such deposits to the PIP Reserve Account described in clauses (i), (ii) and (iii) above shall hereinafter be referred to, collectively, as the “PIP Reserve Deposits”. Amounts held in the PIP Reserve Account are herein referred to as the “PIP Reserve Funds”. In lieu of making any of the PIP Reserve Deposits in cash, Borrower shall be entitled to, at its option, deposit with Lender a Letter of Credit in the amount of such applicable PIP Reserve Deposit. The aggregate amount of PIP Reserve Funds and the notional amount of any such Letter of Credit delivered for any PIP Reserve Deposits shall not exceed the remaining cost of any PIP as reasonably determined by Lender, and any such excess shall be promptly released to Borrower or, in the case of a Letter of Credit, the amount thereof shall be reduced. If at any time Lender reasonably determines that the PIP Reserve Funds are not or will not be sufficient to pay for all budgeted expenditures for the then current calendar year for each PIP, Lender shall notify Borrower of any such determination and Borrower shall pay to Lender any amount required by Lender to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(b)           Provided no Event of Default shall have occurred and be continuing, within ten (10) days of Borrower’s complying with the requirements contained in Section 9.7, Lender shall make disbursements from the PIP Reserve Account directly to Borrower (or, if Guarantor pays for any such PIP, including during a Cash Sweep Period, to Guarantor) as requested by Borrower for Borrower’s or Guarantor’s, as applicable, actual out of pocket expenses incurred in connection with performance of the PIP (including, without limitation, any project management fees, construction management fees, design and architectural fees, procurement fees and other similar fees (whether owed to Manager or otherwise)), no more frequently than once in any thirty (30) day period and in an amount of no less than $5,000.00, upon delivery by Borrower and/or Guarantor, as applicable, of (1) Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested, including, without limitation, invoices for all items or materials purchased and all labor or services provided showing (A) the quantity and price of each item purchased, if such PIP includes the purchase or replacement of specific item, (B) the price of all materials (grouped by type or category) used in other than the purchase or replacement of specific items, (C) the cost of all contracted labor or other services or expenses attributable to such PIP, and (D) the PIP Completion Evidence, (2) if required by Lender, for requests in excess of $250,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment (conditioned upon the receipt of payment of the requested fund) and (3) such other evidence as may be reasonably required by Lender of performance and payment of the applicable PIP. Lender may additionally require an inspection of any Individual Property at Borrower’s expense prior to making a disbursement from the PIP Reserve Account, in order to verify completion of replacements and repairs of items in excess of $250,000.00 for which reimbursement is sought.

(c)            The insufficiency of any balance in the PIP Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

(d)            Upon the timely completion of all PIPs, if any, in accordance with the requirements of this Agreement, as verified by Lender in its reasonable discretion, and provided no Event of Default has then occurred and is continuing, any remaining balance in the PIP Reserve Account shall be disbursed to Borrower (or to Guarantor in accordance with Section 9.9(b) hereof).

Section 9.10          Reserve Funds Generally

(a)            Subject in all respect to applicable law, and solely to the extent regularly offered by lenders for similar sizes and types of Permitted Investments, and provided no Event of Default has occurred and is continuing, Reserve Funds shall not be invested except in such Permitted Investments as determined and directed by Borrower from time to time. If Borrower shall not otherwise determine or direct such investments, Lender or its servicer may invest the Reserve Funds in Permitted Investments. All income and interest earned on the investment of Reserve Funds shall be for the account of Borrower. Any income or interest credited to Borrower hereunder shall be part of the applicable Reserve Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default. Borrower agrees that it shall include all interest to which it is entitled under the terms hereof as the income of Borrower and shall be the owner of the Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein. Notwithstanding anything to the contrary contained herein, Borrower shall solely be permitted to determine and direct Permitted Investments if the maturities of any such Permitted Investments are no later than the dates that any Reserve Funds are needed for payment for which any such Reserve Account was created.

(b)            Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.10 are intended to give Lender “control” of the Reserve Accounts within the meaning of the UCC.

(c)            The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Without limitation of the foregoing, Borrower and Lender acknowledge and agree that: (i) each Reserve Account is a “securities account” (within the meaning of Section 8-501(a) of the UCC); (ii) all property held in any Reserve Account (including without limitation cash) shall be treated as a “financial asset” (within the meaning of Section 8-102(a)(9) of the UCC); and (iii) the security interest of Lender therein shall be automatically perfected by control pursuant to Sections 8-106(e) and 9-106(a)  of the UCC. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.

(d)            Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.

(e)            As long as no Event of Default is continuing, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f)            If any Event of Default is continuing, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earlier to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, or (ii) the payment in full of the Debt. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on the Reserve Funds during the occurrence and continuance of an Event of Default. Upon the occurrence and continuance of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, during the continuance of any Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all losses, fees, costs and expenses (including, without limitation, reasonable legal fees) suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable Legal Requirements; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgages.

(g)            The Reserve Funds shall not constitute escrow or trust funds and may be commingled in one or more Eligible Accounts with other funds controlled by Lender or its loan servicer, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable Legal Requirements.

(h)            Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.10, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i)            Borrower will maintain the security interest created by this Section 9.10 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

(j)            Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Accounts has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.

(k)            Beyond the exercise of reasonable care in the custody thereof, Lender shall have any duty as to any Reserve Funds in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.

Section 9.11          Letters of Credit

(a)            Other than in connection with any Letter of Credit delivered in connection with the closing of the Loan, to the extent Borrower is expressly permitted to deliver a Letter of Credit to Lender pursuant to the terms of any Loan Document, Borrower shall give Lender no less than ten (10) days’ written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit.

(b)            Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine in its sole discretion. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided to Lender at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided to Lender by no later than thirty (30) days prior to such termination); (iv) if the issuing bank shall cease to be an Approved Bank and a substitute Letter of Credit from an Approved Bank is not delivered to Lender within fifteen (15) days after notice is delivered to Borrower that the issuing bank is no longer an Approved Bank; and/or (v) if the issuing bank shall fail to issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the issuing bank if Lender has not drawn upon the Letter of Credit.

(c)            In the event Borrower delivers to Lender a Letter of Credit pursuant to the provisions of this Section 9.11 after the Closing Date, Borrower shall deliver to Lender a New Non-Consolidation Opinion or a “no effect letter” with respect to the Non-Consolidation Opinion delivered to Lender on the Closing Date, the applicant under such Letter of Credit shall be a direct or indirect parent of the Borrower and the right to draw any funds on such Letter of Credit shall be a direct or indirect capital contribution to the Borrower by such parent and shall be accompanied by the execution and delivery of a contribution agreement in form reasonably acceptable to Lender.

(d)            The applicant under each Letter of Credit shall be required, until such time the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law or in equity (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

ARTICLE 10

CASH MANAGEMENT

Section 10.1         Cash Management Account

(a)            Borrower acknowledges and confirms that, each Manager shall collect and deposit all Rents and other revenue from the Properties into an account under such Manager’s control, and Borrower shall cause each Manager to deposit, after payment of all operating expenses, management fees, working capital and other amounts required to be paid to Manager pursuant to the Management Agreement, all monthly remittances to which Borrower is entitled to pursuant to the Management Agreement, directly into an Eligible Account with Cash Management Bank (such account, the sub accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Cash Management Account”) pursuant to the Cash Management Agreement. In the event Cash Management Bank ceases to qualify as an Eligible Institution, resigns or defaults under or terminates the Cash Management Agreement, Borrower shall cooperate with Lender in designating a successor Eligible Institution and transferring the Cash Management Account to such Eligible Institution, each within thirty (30) days after request by Lender. In the event Borrower fails to do so, Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to designate a successor Eligible Institution to serve as Cash Management Bank.

(b)            The Cash Management Account shall be in the name of Borrower for the benefit of Lender, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes.

(c)            The Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(d)            Lender or its servicer shall cause Cash Management Bank to withdraw all funds (other than any minimum deposit required pursuant to the Cash Management Agreement) on deposit in the Cash Management Account in accordance with the disposition instructions provided by Lender or its servicer for deposit into each Subaccount.

(e)            Lender shall determine, in its reasonable discretion, the deposit amounts required to be deposited in each subaccount referenced in Section 10.1(f) hereof (each a “Subaccount”) and Lender or its servicer shall cause Cash Management Bank to deposit the respective deposit amounts into each Subaccount in accordance with the disposition instructions provided by Lender or its servicer and in accordance with the terms hereof.

(f)            On each Payment Date, Lender or its servicer shall cause Cash Management Bank to disburse the funds in each Subaccount (other than any minimum deposit required pursuant to the Cash Management Agreement) in the following order of priority (provided no Event of Default has occurred and is continuing):

(i)             Funds on deposit in the Tax and Insurance Reserve Subaccount shall be paid to Lender for deposit into the Tax and Insurance Reserve Account;

(ii)             Funds on deposit in the Debt Service Subaccount shall be paid to Lender for payment of the Monthly Payment Amount due on such Payment Date together with any interest accruing at the Default Rate, late payment charges, and any other sums due and payable to Lender under the Note, the Loan Agreement or the other Loan Documents;

(iii)            Funds on deposit in the FF&E Reserve Subaccount shall be paid to Lender for deposit into the FF&E Reserve Account;

(iv)            Funds on deposit in the PIP Reserve Subaccount, if any, shall be paid to Lender for deposit into the PIP Reserve Account; and

(v)            All amounts remaining in the Cash Management Account after deposits for items (i) through (iii) for the current month and all prior months (the “Excess Cash”) in the Excess Cash Subaccount (A) during the continuance of a Cash Sweep Period, shall be paid to Lender for deposit into the Excess Cash Reserve Account, or (B) so long as no Cash Sweep Period is continuing, shall be paid to the Borrower.

Section 10.2          Deposits and Withdrawals

(a)            Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is responsible for monitoring the sufficiency of funds deposited in the Cash Management Account and that Borrower is liable for any deficiency in available funds which may be necessary to pay all amounts due from time to time under the Loan Documents, irrespective of whether Borrower has received any account statement, notice or demand from Cash Management Bank.

(b)            If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgages and the other Loan Documents.

Section 10.3         Security Interest

(a)            To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a first-priority perfected security interest in the Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Cash Management Account is located or maintained) of any or all of the foregoing. Furthermore, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Cash Management Account against the claims and demands of all Persons whomsoever. The security interest created hereby shall remain in full force and effect until payment in full of the Debt. Upon payment in full of the Debt, this security interest shall terminate without further notice from any party and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination.

(b)            Borrower authorizes Lender to file any financing statement or statements required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.

(c)            During the continuance of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Cash Management Account. Without limitation of the foregoing, upon and during the continuance of any Event of Default, Lender may use the Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all Losses suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by Legal Requirements; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgages.

(d)            Notwithstanding anything to the contrary contained herein, for purposes of this Article 10, (i) “Business Day” shall mean a day on which Lender and Cash Management Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender, and at the office in the city where the Cash Management Account is maintained, with respect to Cash Management Bank (in both instances, excluding Saturdays and Sundays), and (ii) with regard to issues of perfection and priority of security interests granted hereunder, for purposes of the UCC, the State of New York shall be deemed to be the Cash Management Bank’s jurisdiction (within the meaning of Sections §9-304(b) and §8-110(a) of the UCC).

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1          Event of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)            if any portion of the Debt is not paid on or prior to the date the same is due or if the entire Debt is not paid on or before the Maturity Date; provided, however, no Event of Default shall be deemed to have occurred hereunder by reason of the failure to pay the Monthly Payment Amount where sums sufficient to timely pay such amount are then available from funds held by Lender in the Debt Service Subaccount established under the Cash Management Agreement and Lender is then entitled to fund such amount from such subaccount and Lender fails to pay the same;

(b)           except as otherwise expressly provided in the Loan Documents, if any of the Property Taxes or Other Charges are not paid when the same are due and payable, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner;

(c)            if (i) the Policies are not kept in full force and effect, or (ii) the Acord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1 within five (5) Business Days of written request therefor;

(d)           if (i) Borrower breaches in any material respect any covenant with respect to itself or any SPE Component Entity (if any) contained in Article 6, or (ii) if Operating Lessee breaches in any material respect any covenant with respect to itself or any Operating Lessee Principal (if any) contained in Paragraph 15 of the Operating Lease Subordination Agreement or (iii) a Prohibited Transfer occurs;

(e)            if any representation or warranty of, or with respect to, Borrower, Guarantor, any SPE Component Entity, Operating Lessee or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in any other Loan Document, or in any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made; provided, however, (i) if Borrower, Guarantor, any SPE Component Entity, Operating Lessee or any member, general partner, principal or beneficial owner of any of the foregoing did not know any such representation or warranty was false and misleading in any material respect when it made it, (ii) if the condition causing the representation or warranty to be false or misleading is susceptible of being cured, and (iii) if the condition once cured would not cause a Material Adverse Effect, then such false or misleading representation or warranty shall be an Event of Default hereunder only if such condition is not cured within ten (10) days after written notice to Borrower from Lender; provided, however, that if such Default is susceptible of cure but cannot reasonably be cured within such ten (10) day period and Borrower shall have commenced such cure within such ten (10) day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) day period shall be extended for a period reasonably required to effect such cure, but in no event in excess of ninety (90) days from Borrower’s receipt of Lender’s original notice;

(f)            if any of the assumptions contained in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion, is or shall become untrue in any material respect;

(g)           if (i) Borrower, Operating Lessee, or any managing member or general partner of Borrower, Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Operating Lessee Principal (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, any managing member or general partner of Borrower, Guarantor, Operating Lessee or any SPE Component Entity (if any) or Operating Lessee Principal (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Guarantor, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower, any managing member or general partner of Borrower, Operating Lessee, Guarantor, or any SPE Component Entity (if any) or any Operating Lessee Principal (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower, any managing member or general partner of Borrower, Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Operating Lessee Principal (if any) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any managing member or general partner of Borrower, Operating Lessee, Guarantor, or any SPE Component Entity (if any) or Operating Lessee Principal (if any) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(h)           if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property, whether it be superior or junior in lien to any Mortgage;

(i)            unless the same is being contested in accordance with the terms hereof, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for any Property Taxes or Other Charges not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(j)            unless the same is being contested in accordance with the terms hereof, if any federal tax lien is filed against Borrower, Operating Lessee, any member or general partner of Borrower, Guarantor, or any SPE Component Entity (if any) or any Operating Lessee Principal (if any) or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;

(k)            unless Lender reasonably determines that the same is adequately covered by insurance, if a judgment is filed against Borrower or Operating Lessee in excess of $100,000 which is not vacated, dismissed, discharged or bonded over within thirty (30) days;

(l)            if any default occurs under any guaranty or indemnity executed in connection herewith and such default continues after the expiration of applicable grace periods, if any;

(m)          if (i) Borrower or Operating Lessee shall permit any event within its control to occur that would cause any REA to terminate without notice or action by any party thereto or would entitle any party to terminate any REA and the term thereof by giving notice to Borrower or Operating Lessee; or (ii) any REA shall be surrendered, terminated or canceled for any reason or under any circumstance whatsoever except as provided for in such REA; or (iii) any term of any REA shall be modified or supplemented without Lender’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; or (iv) Borrower or Operating Lessee shall fail, within ten (10) Business Days after demand by Lender, to exercise its option to renew or extend the term of any REA or shall fail or neglect to pursue diligently all actions necessary to exercise such renewal rights pursuant to such REA except as provided for in such REA, in each case, to the extent that the occurrence of same is reasonably likely to have, or does have, a Material Adverse Effect;

(n)           if Borrower breaches the provisions of Section 5.14, Section 5.25 or Section 5.29 hereof; provided, however, no Event of Default shall be deemed to have occurred under this Section 11.1 by reason of any default by Borrower or Operating Lessee under any Management Agreement or Franchise Agreement (including any default under any quality assurance program applicable to such Management Agreement or Franchise Agreement, as the case may be), so long as Borrower (i) is diligently and expeditiously proceeding to cure such default to the satisfaction of the applicable Manager or Franchisor or (ii) (A) with respect to a Management Agreement, has terminated, or accepted a termination of, such Management Agreement and replaced Manager with a Qualified Manager pursuant to a Replacement Management Agreement in accordance with Section 5.14(e) hereof and (B) with respect to a Franchise Agreement, has terminated, or accepted a termination of, such Franchise Agreement and replaced such Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement in accordance with Section 5.25(b) hereof or replaced the Franchise Agreement with a Replacement Management Agreement with a Brand Manager;

(o)           if any representation and/or covenant herein relating to Sanctions, Anti-Corruption Laws, Anti-Money Laundering Laws, the DPA and CFIUS matters is breached;

(p)           intentionally omitted;

(q)           if there shall occur any default by Operating Lessee, as tenant, or Borrower, as landlord, under the Operating Lease, in the observance or performance of any term, covenant or condition of the Operating Lease on the part of Operating Lessee or Borrower, as applicable, to be observed or performed and said default is not cured following the expiration of any applicable grace, notice and cure periods therein provided, or if the leasehold estate created by the Operating Lease shall be surrendered or if the Operating Lease shall cease to be in full force and effect or the Operating Lease shall be terminated or canceled for any reason, or if any of the terms, covenants or conditions of the Operating Lease shall in any materially manner be modified, changed, supplemented, altered, or amended in violation of the terms of this Agreement;

(r)            subject to the terms of the Management Agreement, if Borrower or Operating Lessee ceases to operate a hotel on any Individual Property or terminates such business for any reason whatsoever; or

(s)            if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents not covered in the foregoing clauses of this Section 11.1, for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of sixty (60) days.

Section 11.2          Remedies

(a)            Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 11.1(g) above with respect to Borrower and SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Properties, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 11.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b)           Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Properties. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(c)            During the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder, take any action to cure such Event of Default. Lender may enter upon any or all of the Properties upon reasonable notice to Borrower for such purposes or appear in, defend, or bring any action or proceeding to protect its interest in the collateral for the Loan or to foreclose the Mortgages or collect the Debt. The costs and expenses incurred by Lender in exercising rights under this paragraph (including reasonable attorneys’ fees), with interest at the Default Rate until paid to Lender, shall constitute a portion of the Debt, shall be secured by the Mortgages and the other Loan Documents and shall be due and payable to Lender upon demand therefor.

ARTICLE 12

INTENTIONALLY OMITTED

ARTICLE 13

SECONDARY MARKET

Section 13.1         Transfer of Loan

(a)           Lender may, at any time, sell, transfer or assign the Loan or any portion thereof or interest therein, or grant participations therein (“Participations”) or issue mortgage pass-through certificates or other securities (“Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (each of the foregoing, a “Securitization”).

(b)           Bank of America, N.A. (or a person delegated by Bank of America, N.A.), acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)           Each Lender that sells a Participation pursuant to Section 13.1(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 13.2          Delegation of Servicing

At the option of Lender, the Loan may be serviced by one or more servicers selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer or servicers pursuant to a servicing agreement between Lender and such servicer.

Section 13.3          Dissemination of Information

Lender may forward to each actual or prospective purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any interest therein, or any Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency evaluating the Loan (and any other credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act without regard to whether or not such credit rating agency has been engaged by Lender or other Person in anticipation of a Securitization) or any Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans as well as to the Securities and Exchange Commission and any other Person as required by Legal Requirements, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, any managing member or general partner thereof, Guarantor, Sponsor, any SPE Component Entity (if any) and the Properties, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4          Cooperation

Subject to the terms of Section 13.8 hereof, at the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Securitization, including, without limitation, to:

(a)            provide updated financial, budget and other information with respect to the Properties, Borrower and Guarantor and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan (all of the foregoing, together with such information with respect to the Properties, Borrower, Operating Lessee, Sponsor and Guarantor furnished to Lender by or on behalf of Borrower in connection with the underwriting of the Loan or the performance of the Borrower’s, Operating Lessee’s, the Guarantor’s and/or the Sponsor’s obligations under the Loan Documents, including, without limitation, financial statements, operating statements, rent rolls, environmental site assessments and property condition reports, being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)            make changes to the special purpose entity provisions of the organizational documents of Borrower, any SPE Component Entity and their respective principals;

(c)            cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, and a 10b-5 comfort letter, which may be relied upon by the holder of the Note, the Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d)           permit site inspections, appraisals, market studies and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e)            make the representations and warranties with respect to the Properties, Borrower, Guarantor and the Loan Documents as are made in the Loan Documents and such other representations and warranties as may be reasonably requested by the holder of the Note or the Rating Agencies;

(f)            execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a pari passu or senior/subordinate note structure (a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity, the aggregate principal balance of the Loan or the amortization of principal as set forth herein or in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates, principal balances and amortization schedules on the components/notes, but which components shall have the same weighted average interest rate as the original Note prior to the Loan Bifurcation as well as the same aggregate principal balance and weighted amortization schedule except following an Event of Default or following any prepayment (whether resulting from the application of Net Proceeds after a Casualty or Condemnation or otherwise) of any portion of the principal amount of the Loan, (ii) modify or amend any other economic term of the Loan, or (iii) otherwise materially increase the obligations or decrease the rights of Borrower under the Loan Documents;

(g)           deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date in all relevant jurisdictions or, if such representations are no longer accurate, certifying as to what modifications to the representations would be required to make such representations accurate as of the closing date of the Securitization, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h)           have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

(i)            cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies; and

(j)            supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulations S-X and AB of the federal securities laws, if applicable.

Other than cost and expenses of attorneys, accountants and other professionals engaged by Borrower or its Affiliates, Borrower shall not be obligated to incur any material cost or expense in connection with complying with requests made under this Section 13.4; provided, however, any modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Properties obtained in connection with the making of the Loan shall be at Lender’s cost and expense.

Section 13.5          Securitization

(a)           Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum, Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)           Borrower agrees to provide, and to cause Guarantor to provide, in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower and Guarantor have carefully examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations,” and/or “Risk Factors,” and “Certain Legal Aspects of the Mortgage Loan,” or similar sections, and all sections relating to Borrower, Guarantor, Manager, their Affiliates, the Loan, the Loan Documents and the Properties, and any risks or special considerations relating thereto, and that, to the best of Borrower’s knowledge, such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower or Guarantor in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Properties and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower or Guarantor, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties. This indemnity agreement will be in addition to any liability which Borrower and Guarantor may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Guarantor or their Affiliates if Borrower or Guarantor do not provide the indemnification certificate.

(c)            In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon an untrue statement in the Provided Information or the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d)           Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall not be responsible for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Guarantor’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)            Borrower shall, and shall cause Guarantor to, indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(g)           The liabilities and obligations of Borrower and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6          Regulation AB Obligor Information

(a)           If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Properties alone or the Properties and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Properties (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a Securitization with the Loan (a “Related Loan”), as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for such Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to such Securitization (an “Exchange Act Filing”) is not required.

(b)           If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB for any tenant of any Individual Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor; provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.

Section 13.7          Other Regulation AB Information

In addition to, and notwithstanding anything to the contrary in the foregoing provisions of, this Article 13, in the event Lender reasonably determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization (including without limitation the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act), Lender may request, and Borrower shall promptly provide, such other financial statements and financial data as Lender reasonably determines to be necessary or appropriate for such compliance. Without limiting the generality of the foregoing, if reasonably requested by the holder of the Note, Borrower shall promptly provide the holder of the Note with any financial statements or financial, statistical, operating or other information as the holder of the Note shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other requirement of law applicable to the Securitization in connection with any Disclosure Document, any filing under the Exchange Act or any report that is required to be made available to holders of the Securities under Regulation AB or other requirement of law or as shall otherwise be reasonably requested by the holder of the Note.

Section 13.8         New Mezzanine Loan

Lender, without in any way limiting Lender’s other rights hereunder, shall have the right, in its sole and absolute discretion, at any time to require Borrower to restructure a portion of the Loan and create a mezzanine loan (the “New Mezzanine Loan”) to the then-newly formed owners of the direct equity interests in Borrower which shall be secured by a pledge of such direct equity interests, and for which different interest rates and debt service payments may be established for the Loan and the New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) the weighted average interest rate of the Loan and the New Mezzanine Loan, shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the restructuring and (iii) the debt service payments on the Loan and the New Mezzanine Loan shall on the date created equal the debt service payment which was due under the Loan immediately prior to the restructuring; and provided further that any such restructuring carried out after the closing of the Loan shall be at no material cost to Borrower. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, without limitation, in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrower’s counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in the case of each of (A), (B) and (C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any such Rating Agency, including the severance of this Agreement, the Mortgages and other Loan Documents if requested. In the event such documents are in a form reasonably acceptable to Borrower and Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 13.8 after the expiration of ten (10) Business Days after notice thereof.

ARTICLE 14

INDEMNIFICATIONS

Section 14.1         General Indemnification

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof; (d) any failure of the Properties to be in compliance with any Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the Cash Management Account or the performance of the Required Work or Additional Required Repairs, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise (1) from the gross negligence, illegal acts, fraud or willful misconduct of Lender or (2) with respect to an act and event first occurring or arising after the date Borrower no longer owned fee (or leasehold, as applicable) title to the Properties as a result of a foreclosure or deed-in-lieu of foreclosure; provided, however, Borrower shall bear the burden of proof to show that the event triggering liability hereunder first occurred after the such transfer of ownership.

To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable Legal Requirements to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

Section 14.2         Mortgage and Intangible Tax Indemnification

Borrower shall pay and, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to, any tax on or with respect to the making and/or recording of the Mortgages, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

Section 14.3         ERISA Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.

Section 14.4         CFIUS Indemnification

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses) that any Indemnified Party may incur, directly or indirectly, as a result of (i) the Operating Leases being a Covered Transaction or otherwise arising under the DPA and/or (ii) a default under Section 4.40 and/or Section 5.25 hereof.

Section 14.5         Survival

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE 15

EXCULPATION

Section 15.1         Exculpation

(a)           Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against (1) Borrower (except as set forth in this Section 15.1 and the Environmental Indemnity), (2) Guarantor (except as set forth in the Guaranty and the Environmental Indemnity), (3) any Affiliate of Borrower, (4) any Person owning, directly or indirectly, any legal or beneficial interest in Borrower or any Affiliate of Borrower or (5) any direct or indirect limited partner, member, principal, officer, beneficiary, trustee, shareholder, Affiliate or director of any Persons described in clauses (1) through (5) above (collectively, subject to the exceptions in clauses (i) and (ii) below, the “Exculpated Parties”), except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgages and the other Loan Documents, and the interest in the Properties, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgages and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower, only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgages and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgages or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgages or the other Loan Documents; (ii) impair the right of Lender to name Borrower or Operating Lessee as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgages; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in Article 14 of this Agreement and the Environmental Indemnity), guaranty, master lease or similar instrument made in connection with this Agreement, the Note, the Mortgages and the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgages; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)           Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower shall be personally liable to Lender for Losses incurred by Lender due to:

(i)            fraud or intentional misrepresentation by Borrower, Operating Lessee, Guarantor or any Affiliate of any of the foregoing in connection with the execution and the delivery of this Agreement, the Note, the Mortgages, any of the other Loan Documents, or any certificate, report, financial statement or other instrument or document furnished to Lender at the time of the closing of the Loan or during the term of the Loan;

(ii)           the gross negligence or willful misconduct of an Exculpated Party;

(iii)          Remington’s or any Exculpated Party’s misapplication, misappropriation or conversion of Rents received by Borrower during the continuance of an Event of Default;

(iv)          Remington’s or Exculpated Party’s misapplication, misappropriation or conversion of tenant security deposits (including the failure to deliver to Lender tenant security deposits upon foreclosure or deed in lieu thereof, to the extent not applied in accordance with the applicable Leases prior to the occurrence of an Event of Default) or Rents collected in advance;

(v)          the misapplication, misappropriation or conversion of Insurance Proceeds or Awards by Remington or any Exculpated Party;

(vi)          Borrower’s failure to pay Property Taxes, Insurance Premiums, Other Charges (provided that there shall be no liability hereunder to the extent that (A) sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms hereof and Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such items) or (B) there is insufficient cash flow from the operation of the Properties to pay such items (and with no obligation for any equity owner of Borrower to contribute capital)), charges for labor or materials or other charges that can create liens on any Individual Property beyond any applicable notice and cure periods specified herein;

(vii)         Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Individual Property by or on behalf of Borrower or Operating Lessee and not replaced with Personal Property of the same utility and of the same or greater value (other than worn out or obsolete Personal Property of no material value that is disposed of by Borrower);

(viii)        material physical waste to any Individual Property caused by the intentional acts or omissions of any Exculpated Party when there is sufficient cash flow from the operation of any Individual Property to avoid such waste from occurring;

(ix)          intentionally omitted;

(x)           Borrower’s assertion or raising of any defense to a proceeding instituted by Lender (whether judicial or otherwise) for the foreclosure of the Mortgages following an Event of Default caused by Borrower’s failure to timely pay the Monthly Payment Amount or the Debt due on the Maturity Date, which defense is determined by a court of competent jurisdiction to be without merit or brought in bad faith;

(xi)          Borrower’s or Operating Lessee’s, as applicable, termination, or acceptance of termination, of the Management Agreement, and Borrower’s or Operating Lessee’s, as applicable, failure to replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement within sixty (60) days of such termination in accordance with Section 5.14(e) hereof;

(xii)         the breach of any representation, warranty or covenant of (i)  any Borrower with respect to itself or any SPE Component Entity set forth in Article 6 hereof (other than Section 6.1(a)(xv) and (xviii), and other than for which compliance is not achieved due to insufficient cash flow from the operation of the Properties to pay such items (and with no obligation for any equity owner of Borrower, any SPE Component Entity Operating Lessee or any Operating Lessee Principal to contribute capital)) or (ii) any Operating Lessee with respect to itself or any Operating Lessee Principal as set forth in Paragraph 15 of the Operating Lease Subordination Agreement (other than Paragraph 15(h) and (q) thereof) (other than for which compliance is not achieved due to insufficient cash flow from the operation of the Properties to pay such items (and with no obligation for any equity owner of Borrower, any SPE Component Entity, Operating Lessee or any Operating Lessee Principal to contribute capital));

(xiii)        Borrower’s failure to pay to Lender each PIP Reserve Deposit in accordance with the terms hereof;

(xiv)        Any obligation to repay the outstanding balance of any unamortized key money become due following a termination of any Franchise Agreement or Management Agreement;

(xv)         intentionally omitted; or

(xvi)        Borrower’s or Operating Lessee’s failure, in connection with a Securitization, to (a) pay any processing or other fees to Franchisor or (b) properly indemnify Franchisor or its Affiliates, in each case, pursuant to any Franchise Agreement.

(c)           Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower in the event (i) of a breach by Borrower or any SPE Component Entity, Operating Lessee or any Operating Lessee Principal of any of the covenants set forth in Article 6 hereof or Paragraph 15 of the Operating Lease Subordination Agreement, as applicable, that is cited as a factor in a court’s decision that results in a substantive consolidation (other than a substantive consolidation petitioned for or joined in by Lender) of Borrower or Operating Lessee with any other Person (excluding another Borrower or Operating Lessee) in a proceeding under any Creditors’ Rights Laws (other than the breach of any of the covenants set forth in Article 6 hereof or Paragraph 15 of the Operating Lease Subordination Agreement, as applicable, pertaining to solvency, payment of debts or for which compliance is not achieved due to insufficient cash flow from the operation of the Properties to pay such items (and with no obligation for any equity owner of Borrower, any SPE Component Entity, Operating Lessee or Operating Lessee Principal to contribute capital)), (ii) Borrower or Operating Lessee incurs any voluntary secured Indebtedness other than the Debt and Permitted Debt (excluding Indebtedness relating to trade and operational indebtedness incurred in the ordinary course of business, mechanic’s or other similar liens, such as statutory liens, judgment liens or lis pendens) without the prior written consent of Lender or except as expressly permitted in this Agreement, (iii) of the occurrence of a Prohibited Transfer (excluding a mortgage foreclosure or deed-in-lieu of foreclosure), (iv) the Properties or any part thereof shall become an asset in a bankruptcy or insolvency proceeding initiated by Borrower or Operating Lessee, (v) Borrower, Operating Lessee, Guarantor or any Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower, Operating Lessee or Guarantor files, or joins in the filing of, an involuntary petition against Borrower or Operating Lessee under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors or colludes with petitioning creditors for the filing of any involuntary petition against Borrower or Operating Lessee from any Person under any Creditors Rights Laws; (vi)  Borrower or Operating Lessee files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under any Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) other than with the written consent of Lender or at Lender’s written direction or request, any Affiliate, officer, director, or representative which Controls Borrower or Operating Lessee consents to in writing, approves in writing or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Lessee or any portion of the Properties; or (viii) Borrower’s or Operating Lessee’s, as applicable, termination, or acceptance of termination, of the Franchise Agreement, and Borrower’s or Operating Lessee’s, as applicable, failure to replace Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement within sixty (60) days of such termination in accordance with Section 5.25(b) hereof; provided, however, for purposes of this clause (viii), Borrower shall be permitted to release any Individual Property in which there is a termination or acceptance of termination by Borrower or Operating Lessee of the Franchise Agreement, and Borrower or Operating Lessee fails to replace Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement within sixty (60) days of such termination in accordance with Section 5.25(b) hereof, provided that Borrower releases such Individual Property in accordance with the provisions of (x) to the extent such release occurs prior to the earlier of the third (3rd) anniversary of the Closing Date or a REMIC Prohibition Period, Section 2.9 hereof pursuant to a release in connection with a prepayment or (y) to the extent such release occurs after the earlier of the third (3rd) anniversary of the Closing Date or a REMIC Prohibition Period, Section 2.8 hereof pursuant to a Partial Defeasance. For the avoidance of doubt, if, to Lender’s satisfaction, Borrower satisfies the provisions of Section 2.8 or Section 2.9 hereof, as applicable, with respect to the release of an Individual Property pursuant to the immediately preceding sentence, the Debt shall not be fully recourse to Borrower.

(d)           Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the U.S. Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgages or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgages or the other Loan Documents.

(e)           Notwithstanding anything to the contrary in this Section 15.1, (i) Borrower and Guarantor shall have no liability under this Section 15.1 to the extent such liability solely arises (1) as a result of any exercise of remedies, foreclosure or deed-in-lieu of foreclosure by Lender, or (2) as a result of an act or omission of (A) Lender or a third-party purchaser following Lender or such third-party taking title to the Properties pursuant to a foreclosure, deed-in-lieu of foreclosure or otherwise or (B) a court appointed receiver after such receiver takes control of the day-to-day operations of the Properties; unless in each case, such act or omission was caused by Borrower, Guarantor or any of their respective Affiliates (but only prior to such Exculpated Party becoming an Affiliate of Lender or any purchaser at any foreclosure of the Loan) or such acts or omissions are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such foreclosure or deed in lieu of foreclosure, whether or not discovered prior or subsequent to the date of such foreclosure or deed in lieu of foreclosure, provided, however, Borrower and Guarantor will bear the burden of proof to show that an event triggering liability of Borrower or Guarantor under this Section 15.1 first occurred after such foreclosure or deed in lieu of foreclosure, was not the proximate result of events that first occurred prior to such foreclosure or deed in lieu of foreclosure and was not caused by any Exculpated Party (but only prior to such Exculpated Party becoming an Affiliate of Lender or any purchaser at any foreclosure of the Loan) or their respective Affiliates; (ii) Borrower and Guarantor shall have no liability under Section 15.1(b) to the extent such liability solely arises after (1) Lender or a third-party has taken title to the Properties pursuant to a foreclosure, deed-in-lieu of foreclosure or otherwise or (2) a court appointed receiver has taken control of the day-to-day operations of the Properties and (iii) no Operating Lessee shall have any liability under this Section 15.1, the Guaranty, or the Environmental Indemnity, except to the extent that such liability arises as a result of any act or omission of such Operating Lessee (but only prior to such Operating Lessee becoming an Affiliate of Lender or any purchaser at any foreclosure of the Loan), provided, however, such Operating Lessee will bear the burden of proof to show that an event triggering liability of Operating Lessee under this Section 15.1 was not caused by Operating Lessee (but only prior to such Operating Lessee becoming an Affiliate of Lender or any purchaser at any foreclosure of the Loan).

ARTICLE 16

NOTICES

Section 16.1         Notices

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:	Bank of America, N.A.
c/o Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01

Charlotte, North Carolina 28255
Attention: Servicing Manager
Telephone No.: (866) 531-0957
Facsimile No. (704) 317-4501

With a copy to:	Dentons US LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: David S. Hall, Esq.
Telephone No.: (212) 768-6806
Facsimile No.: (212) 768-6800

If to Borrower:	14185 Dallas Parkway, Suite 1200
Dallas, Texas 75254
Attention: Deric Eubanks
Facsimile No.: (972) 490-9605
Email: deubanks@ashfordinc.com

With a copy to:	Jackson Walker LLP
2323 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention: Cynthia Nelson, Esq.
Facsimile No.: (214) 661-6819
Email: cbnelson@jw.com

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1         Replacement Documents

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit (without indemnification), which such form shall be reasonably acceptable to Borrower.

Section 17.2         Recording of Mortgage, etc.

Upon the execution and delivery of the Mortgages and thereafter, Borrower shall from time to time cause the Mortgages and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Properties. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgages, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgages or the Loan, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3         Further Acts, etc.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgages, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4         Changes in Tax, Debt, Credit and Documentary Stamp Laws

(a)            If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Properties for the purpose of taxation or which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Properties, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b)           Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Property Taxes or Other Charges assessed against the Properties, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of an Individual Property, or any part thereof, for real estate tax purposes by reason of the Mortgages or the Debt. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

(c)           If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgages, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.

Section 17.5         Expenses

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) upon receipt of written notice from Lender for all reasonable out-of-pocket third party costs and expenses (including reasonable, actual attorneys’ fees) reasonably incurred by Lender in accordance with this Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (b) Lender’s customary surveillance and actions to monitor Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) any prepayment, release of any Individual Property, assumption or modification of the Loan; (e) unless otherwise expressly provided herein, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (f) unless otherwise expressly provided herein, securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (g) without duplication of costs and expenses incurred pursuant to clause (a) above, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (h) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; (i) any breach of the Loan Documents by Borrower, Guarantor or any Affiliate of any of the foregoing; (j) the preservation or protection of the collateral (including, without limitation, taxes and insurance, property inspections and appraisals, legal fees and litigation expenses) following or resulting from an Event of Default under the Loan Documents; and (k) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

In the event that Borrower takes any action or requests any consent or approval of Lender (including, following a Securitization, the securitization trust, any servicer, trust advisor, trustee or certificate administrator) under the provisions of this Agreement or any other Loan Document and the taking of such action by Borrower or the giving of such consent or approval by Lender is or may be conditioned upon the receipt of a Rating Agency Confirmation, or, in accordance with the terms of the transaction documents relating to a Securitization, a Rating Agency Confirmation is required in order for such action to be taken by Borrower or the consent of Lender to be given, or, following or resulting from an Event of Default by Borrower or the Loan becoming a specially serviced loan, a Rating Agency Confirmation is otherwise required in connection with the servicing of the Loan or the administration of the securitization trust, Borrower shall provide any indemnities required and, unless otherwise expressly provided herein, pay all of the actual out-of-pocket third party costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith (including reasonable attorneys’ fees and expenses), and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation.

Section 17.6         Cost of Enforcement

In the event (a) that any Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt. In addition, Borrower shall be responsible for any fees and expenses of Lender or any servicer, trustee and any third party fees and expenses, including, without limitation, following the occurrence and during the continuance of an Event of Default or after the Loan has been transferred to special servicing, special servicing fees, work out fees, liquidation fees, and reasonable attorneys’ fees and disbursements in connection with a modification or restructuring of the Loan, special servicing or work out of the Loan or enforcement of the Loan Documents. Notwithstanding the foregoing, any servicer of the Loan shall provide not less than five (5) Business Days’ prior written notice to Borrower before transferring the Loan to special servicing if the servicer intends to have the Loan be a specially serviced loan due to (i) an imminent or reasonably foreseeable default (and such default has not occurred) or (ii) a Borrower request, which request may be retracted by Borrower to avoid such servicing transfer event.

ARTICLE 18

WAIVERS

Section 18.1         Remedies Cumulative; Waivers

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2         Modification, Waiver in Writing

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3         Delay Not a Waiver

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4         Trial by Jury

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 18.5         Waiver of Notice

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6         Remedies of Borrower

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7         Cross Default; Cross Collateralization; Waiver of Marshalling of Assets

(a)           Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)           To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever.

Section 18.8         Waiver of Statute of Limitations

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its other obligations.

Section 18.9         Waiver of Counterclaim

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

ARTICLE 19

GOVERNING LAW

Section 19.1         Governing Law

(a)           THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH ANY INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

19 West 44th Street, Suite 200

New York, NY 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.2         Severability

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3         Preferences

To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1          Survival

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2          Lender’s Discretion

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3          Headings

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4          Schedules Incorporated

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.5           Offsets, Counterclaims and Defenses

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.6         No Joint Venture or Partnership; No Third Party Beneficiaries

(a)           Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)           The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.

(d)           Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)           By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgages, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)           Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgages and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Properties and notwithstanding any investigation of the Properties by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgages and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.7          Publicity

Borrower shall have the right to make any news releases, publicity, or advertising (collectively “Publicity”) that refers, in whole or in part, to the Loan, the Properties, Borrower or Lender, through any media.  To the extent Borrower and/or any of its Affiliates own or have the right to license any copyrights or other proprietary rights in or to any images or renderings of the Properties, including any and all structures, buildings, plans, designs and artwork captured therein (collectively, “Property Images”), Borrower, on behalf of itself and its Affiliates, hereby grants Lender a royalty free, irrevocable, worldwide, perpetual, non-exclusive license to use, copy, distribute and modify such Property Images, whether or not such Property Images were provided to the Lender by the Borrower, for any Lender purposes including Publicity.  Borrower also agrees that Lender may share any information pertaining to the Loan, including Property Images, with any Affiliates in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.8          Conflict; Construction of Documents; Reliance

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.9          Duplicate Originals; Counterparts

This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.

Section 20.10        Joint and Several Liability

If Borrower consists of more than one Person or entity, the obligations and liabilities of each such Person hereunder are joint and several.

Section 20.11        Entire Agreement

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 20.12        Contributions and Waivers

(a)           As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution”, and for purposes of this Section, includes any exercise of recourse by Lender against any collateral of a Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)           Each Borrower shall be liable hereunder with respect to the obligations only for such total maximum amount (if any) that would not render its obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c)           In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the obligations, in the manner and to the extent set forth in this Section.

(d)           For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Properties to secure the obligations of such Borrower to Lender.

(e)           Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of obligations, multiplied by (ii) the amount of obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)            In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)           Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)           No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the obligations of any Borrower to Lender under this Note or any other Loan Documents.

(i)            Each Borrower waives:

(A)         any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(B)          the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(C)          any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(D)          any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(E)          any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(F)          any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(G)          presentment, demand, protest and notice of any kind;

(H)          any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(I)            any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(J)          any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;

(K)          any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(L)          any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(M)         any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(N)         any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(O)          any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(P)           any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Mortgages to be satisfied by any payment from any other Borrower or any such party.

(j)            Each Borrower waives:

(A)          all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(B)          all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(C)          any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Mortgages or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 20.13       Acknowledgement and Consent to Bail-In of EEA Financial Institutions

(a)           Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)           the effects of any Bail-in Action on any such liability, including, if applicable:

(1)	a reduction in full or in part or cancellation of any such liability;

(2)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(3)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b)           As used in this Section 20.13 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii) “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 20.14       Patriot Act

Lender hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act. Borrower shall provide such documentary and other evidence of Borrower’s identity, as well as the identity of certain direct or indirect beneficial owners of Borrower, as may be requested by Lender from time to time to enable Lender to comply with the PATRIOT Act and any customer due diligence requirements which may be part of Lender’s compliance program relating to financial crimes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ASHFORD BUFORD I LP, a Delaware limited partnership

By:	Stirling Buford I GP LLC, a Delaware limited liability company, its general partner

	By:	/s/ Alex Rose
Alex Rose
Vice President and Secretary

ASHFORD JACKSONVILLE IV LP, a Delaware limited partnership

By:	Ashford Jacksonville IV GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Alex Rose
Alex Rose
Vice President and Secretary

ASHFORD BUFORD II LP, a Delaware limited partnership

By:	Stirling Buford II GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Alex Rose
Alex Rose
Vice President and Secretary

A-1

RI MANCHESTER HOTEL PARTNERS, LP, a Delaware limited partnership

By:	RI-CIH Manchester Parent LLC, a Delaware limited liability company, its general partner

By:	/s/ Alex Rose
Alex Rose
Vice President and Secretary

2

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Dominick Guerriero
Name: Dominick Guerriero
Title: Managing Director

3

EXHIBIT A

Borrower Equity Ownership Structures

(Pre and Post Contribution Date)

(attached hereto)

A-1

EXHIBIT B

Intentionally Omitted

B-1

EXHIBIT C

Intentionally Omitted

C-1

EXHIBIT D

Recycled Entity Certificate

RECYCLED ENTITY CERTIFICATE

[_____________], 20__

does hereby certify as of the date hereof that (capitalized terms used herein and not otherwise defined shall be used herein with the meaning ascribed to such term in that certain Loan Agreement by and between Borrower, each of the other co-borrowers thereunder and Bank of America, N.A, as lender, dated as of November [__], 2023 being delivered substantially concurrently herewith):

1.            The individual executing this certificate is an authorized signatory of the Borrower familiar with the operations and activities of the Borrower since its date of formation.

2.            The Borrower is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business.

3.            To the undersigned’s knowledge, the Borrower possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged except where failure to obtain any of the foregoing would not have a Material Adverse Effect, and the sole business of Borrower is the acquisition, ownership, operation, management, financing, refinancing, development, holding, sale, disposition, leasing, maintenance and operation of the Property and the acquisition and/or ownership of Personal Property, and the conduct of activities, incidental thereto.

4.            Except for the Permitted Encumbrances and the Liens created by the Loan Documents and tax liens not yet due and payable, the Borrower has no judgments or liens of any nature against it.

5.            The Borrower is not a party to any current proceeding before any taxing authority.

6.            The Borrower has paid or filed or obtained effective extensions for any taxes now due and payable by the Borrower.

7.            Except as otherwise disclosed to Lender in writing, there are no actions, suits or proceedings at law or in equity before any Governmental Authority or other agency now pending, or, to the undersigned's knowledge, threatened in writing, against or affecting the Borrower which would reasonably be expected to have or which does have a Material Adverse Effect.

8.            The Borrower never owned any property other than the property set forth on Exhibit A attached hereto (the “Property”), and property related to the Borrower’s acquisition, ownership, operation, management, financing, refinancing, development, holding, sale, disposition, leasing, maintenance and operation thereof and the acquisition and/or ownership of Personal Property incidental thereto and has never engaged in any business except for the foregoing and matters incidental thereto.

9.            The Borrower has provided Lender with complete financial statements that reflect a fair and accurate view of the entity's financial condition.

10.            Except as set forth in the Phase I environmental site assessment (the “ESA”) for the Property prepared consistent with ASTM Practice E 1527, the ESA has not identified any recognized environmental conditions that require further investigation or remediation.

11.            The Borrower has no material contingent or actual obligations not related to the Property.

12.            If the Borrower has amended or restated its organizational documents, the Borrower has amended or restated its organizational documents in accordance with, and as was permitted by, the relevant provisions of the applicable organizational documents prior to its amendment or restatement.

13.            Since the date of the Borrower’s formation, all of the following have been true:

a)	Borrower has not entered into any contract or agreement with any of its affiliates, constituents, or owners, or any guarantors of any of its obligations (each an “Affiliate”) or any person or entity in control of any Affiliate, under the same common control as any Affiliate, or under the control of any Affiliate (each a “Related Affiliate Party”) except in the ordinary course of business and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those available in an arm's-length transaction with an unrelated party.

b)	Borrower has paid all of its debts and liabilities solely from its own assets.

c)	Borrower has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence.

d)	Borrower has maintained all of its books, records, financial statements and bank accounts separate from those of any other person or entity; provided, however, that its assets may have been included in a consolidated financial statement of its Affiliates; provided that (i) any such consolidated financial statement shall have contained a note indicating that its separate assets and liabilities were neither available to pay the debts of the consolidated entity nor constituted obligations of the consolidated entity and (ii) such assets shall also be listed on the Borrower’s own separate balance sheet.

e)	Borrower has not had its assets listed as assets on the financial statement of any other person or entity, except as set forth in any consolidated financial statement as provided in Section 13(d) above.

f)	Borrower has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other person or entity.

g)	Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other person or entity (including any Affiliate or other Related Affiliate Party).

h)	Borrower has corrected any known misunderstanding regarding its status as a separate entity.

i)	Borrower has conducted all of its business and held all of its assets solely in its own name.

j)	Borrower has not identified itself or any of its Affiliates as a division or part of the other.

k)	Borrower has maintained and utilized separate stationery, invoices and checks bearing its own name.

l)	Except in connection with prior loans which are no longer outstanding, Borrower has not commingled its assets with those of any other person or entity and has held all of its assets solely in its own name.

m)	Except (i) in connection with prior loans which are no longer outstanding and (ii) with respect to any Management Agreement or Franchise Agreement applicable to the Property, Borrower has not guaranteed or become obligated for the debts of any other person or entity.

n)	Except (i) in connection with prior loans which are no longer outstanding and (ii) with respect to any Management Agreement or Franchise Agreement applicable to the Property, Borrower has not held itself out as being responsible for the debts or obligations of any other person or entity.

o)	Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Affiliate Party.

p)	Except in connection with prior loans which are no longer outstanding, Borrower has not pledged its assets to secure the obligations of any other person or entity.

q)	Borrower has maintained adequate capital in light of its contemplated business operations.

r)	Borrower has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees solely from its own funds.

s)	Borrower has not owned any subsidiary or any equity interest in any other entity.

t)	Borrower has not incurred any indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents.

u)	Borrower has not had any of its obligations guaranteed by an Affiliate or other Related Affiliate Party, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan), guarantees that are expressly contemplated by the Loan Documents or guarantees of any franchise or management agreement related to the Property.

v)	Borrower does not have any Affiliate or Related Affiliate Party holding leasehold interests with respect to the Property, other than the Operating Lease and any similar operating lease with respect to the Property in existence prior to the Operating Lease.

w)	Borrower has not maintained its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

x)	Borrower has not acquired obligations or securities of its Affiliates.

The individual executing this Certificate on behalf of the Borrower shall have no personal liability hereunder.

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IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the day above first written.

COMPANY:

[APPLICABLE BORROWER SIGNATURE BLOCK TO BE ADDED]

EXHIBIT A

(DESCRIPTION OF THE PROPERTY)

[TO BE ADDED]

EXHIBIT E

Recycled Entity Certificate

(Operating Lessee)

RECYCLED ENTITY CERTIFICATE

[_________________], 20___

THE UNDERSIGNED [____________], a [__________] (the “Operating Lessee”) does hereby certify as of the date hereof that (capitalized terms used herein and not otherwise defined shall be used herein with the meaning ascribed to such term in that certain Loan Agreement by and between [______________], a [____________], an affiliate of Operating Lessee, each of the other co-borrowers thereunder and Bank of America, N.A, as lender, dated as of the date hereof being delivered substantially concurrently herewith):

1.            The individual executing this certificate is an authorized signatory of Operating Lessee familiar with the operations and activities of Operating Lessee since its date of formation.

2.            Operating Lessee is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business.

3.            To the undersigned’s knowledge, Operating Lessee possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to operate its properties and to transact the businesses in which it is now engaged except where failure to obtain any of the foregoing would not have a Material Adverse Effect, and the sole business of Operating Lessee is the operation, management, financing, refinancing, development, leasing and maintenance of the Property and the acquisition and/or ownership of Personal Property, and the conduct of activities, incidental thereto.

4.            Except for the Permitted Encumbrances and the Liens created by the Loan Documents and tax liens not yet due and payable, Operating Lessee has no judgments or liens of any nature against it.

5.            Operating Lessee is not a party to any current proceeding before any taxing authority.

6.            Operating Lessee has paid or filed or obtained effective extensions for any taxes now due and payable by Operating Lessee.

7.            Except as otherwise disclosed to Lender in writing, there are no actions, suits or proceedings at law or in equity before any Governmental Authority or other agency now pending, or, to the undersigned’s knowledge, threatened in writing, against or affecting Operating Lessee which would reasonably be expected to have or which does have a Material Adverse Effect.

8.            Operating Lessee has never owned or operated any property other than the property set forth on Exhibit A attached hereto (the “Property”), and property related to Operating Lessee’s operation, management, financing, refinancing, development, leasing and maintenance of the Property and the acquisition, operation and/or ownership of Personal Property incidental thereto and has never engaged in any business except for the foregoing and matters incidental thereto.

9.            Operating Lessee has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition.

10.            Except as set forth in the Phase I environmental site assessment (the “ESA”) for the Property prepared consistent with ASTM Practice E 1527, the ESA has not identified any recognized environmental conditions that require further investigation or remediation.

11.            Operating Lessee has no material contingent or actual obligations not related to the Property.

12.            If Operating Lessee has amended or restated its organizational documents, Operating Lessee has amended or restated its organizational documents in accordance with, and as was permitted by, the relevant provisions of the applicable organizational documents prior to its amendment or restatement.

13.            Since the date of Operating Lessee’s formation, all of the following have been true:

a)	Other than the Operating Lease, Operating Lessee has not entered into any contract or agreement with any of its affiliates, constituents, or owners, or any guarantors of any of its obligations (each an “Affiliate”) or any person or entity in control of any Affiliate, under the same common control as any Affiliate, or under the control of any Affiliate (each a “Related Affiliate Party”) except in the ordinary course of business and upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party.

b)	Operating Lessee has paid all of its debts and liabilities solely from its own assets.

c)	Operating Lessee has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence.

d)	Operating Lessee has maintained all of its books, records, financial statements and bank accounts separate from those of any other person or entity; provided, however, that its assets may have been included in a consolidated financial statement of its Affiliates; provided that (i) any such consolidated financial statement shall have contained a note indicating that its separate assets and liabilities were neither available to pay the debts of the consolidated entity nor constituted obligations of the consolidated entity and (ii) such assets shall also be listed on the Operating Lessee’s own separate balance sheet.

e)	Operating Lessee has not had its assets listed as assets on the financial statement of any other person or entity, except as set forth in any consolidated financial statement as provided in Section 13(d) above.

f)	Operating Lessee has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other person or entity.

g)	Operating Lessee has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other person or entity (including any Affiliate or other Related Affiliate Party).

h)	Operating Lessee has corrected any known misunderstanding regarding its status as a separate entity.

i)	Operating Lessee has conducted all of its business and held all of its assets solely in its own name.

j)	Operating Lessee has not identified itself or any of its Affiliates as a division or part of the other.

k)	Operating Lessee has maintained and utilized separate stationery, invoices and checks bearing its own name.

l)	Except in connection with prior loans which are no longer outstanding, Operating Lessee has not commingled its assets with those of any other person or entity and has held all of its assets solely in its own name.

m)	Except (i) in connection with prior loans which are no longer outstanding and (ii) with respect to any Management Agreement or Franchise Agreement applicable to the Property, Operating Lessee has not guaranteed or become obligated for the debts of any other person or entity.

n)	Except (i) in connection with prior loans which are no longer outstanding and (ii) with respect to any Management Agreement or Franchise Agreement applicable to the Property Operating Lessee has not held itself out as being responsible for the debts or obligations of any other person or entity.

o)	Operating Lessee has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Affiliate Party.

p)	Operating Lessee has not pledged its assets to secure the obligations of any other person or entity.

q)	Operating Lessee has maintained adequate capital in light of its contemplated business operations.

r)	Operating Lessee has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees solely from its own funds.

s)	Operating Lessee has not owned any subsidiary or any equity interest in any other entity.

t)	Operating Lessee has not incurred any indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents.

u)	Operating Lessee has not had any of its obligations guaranteed by an Affiliate or other Related Affiliate Party, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan), guarantees that are expressly contemplated by the Loan Documents or guarantees of any franchise agreement related to the Property.

v)	Operating Lessee does not have any Affiliate or Related Affiliate Party holding leasehold interests with respect to the Property, other than the Operating Lease and any similar operating lease with respect to the Property in existence prior to the Operating Lease.

w)	Operating Lessee has not maintained its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.

x)	Operating Lessee has not acquired obligations or securities of its Affiliates.

The individual executing this Certificate on behalf of the Operating Lessee shall have no personal liability hereunder.

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IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the day above first written.

OPERATING LESSEE:

[TO BE ADDED]

EXHIBIT A

(DESCRIPTION OF THE PROPERTY)

[TO BE ADDED]

SCHEDULE II

Allocated Loan Amounts

Property	Street Address	Allocated Loan Amount
Hampton Inn Buford	3240 Buford Drive, Buford, GA 30519	$10,000,000
Residence Inn Hartford Manchester	201 Hales Road, Manchester, CT 06042	$7,700,000
Residence Inn Jacksonville Butler Boulevard	10551 Deerwood Park Boulevard, Jacksonville, FL 32256	$8,000,000
Springhill Suites Buford	3250 Buford Drive, Buford, GA 30519	$4,500,000